Exhibit 10.2

Third Amended and Restated US Loan Agreement

by and among

EXPORT DEVELOPMENT CANADA

as a Lender and Agent

- and  -

SMTC MEX HOLDINGS, INC.

SMTC MANUFACTURING CORPORATION OF MASSACHUSETTS

,as Borrowers

Dated: September 14, 2011

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	2
1.1.	“Accounts”	2
1.2.	“Acquisition Agreement”	2
1.3	“Adjusted Libor Rate”	3
1.3.	“Agent”	3
1.4.	“Agent Account”	3
1.5.	“Amended and Restated US Loan Agreement”	3
1.6.	“Applicable Margin”	3
1.7.	“Approved Fund”	4
1.8.	“Bankruptcy Code”	4
1.9.	“Blocked Accounts”	4
1.10.	“Borrowers”	4
1.11.	“Business Day”	4
1.12.	“Canadian Obligors”	5
1.13.	“Canadian Security Documents”	5
1.13	“Capital Expenditures”	5
1.14.	“Capital Lease”	5
1.15.	“CCAA”	5
1.16.	“Closing Date”	5
1.17.	“Collateral”	5
1.18.	“Collateral Accounts”	5
1.19.	“Consent”	6
1.20.	“Control”	6
1.21.	“Debt Offering”	6
1.22.	“Default”	6
1.23.	“Deposit Account Control Agreement”	6
1.24.	“Depository Accounts”	6
1.25.	“Earnings Before Interest and Taxes”	6
1.26.	“EBITDA”	7
1.27.	“EDC”	7
1.28.	“Environmental Laws”	7
1.29.	“Equipment”	7
1.30.	“Equity Offering”	8

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1.31.	“Equivalent Amount”	8
1.32.	“ERISA”	8
1.33.	“ERISA Affiliate”	8
1.34.	“ERISA Event”	8
1.35.	“Excluded Taxes”	9
1.36.	“Existing Security”	9
1.37.	“Existing Security Agreements”	9
1.38.	“Event of Default”	9
1.39.	“FATCA”	9
1.40.	“Financing Agreements”	9
1.41.	“Fixed Charge Coverage Ratio”	10
1.42.	“Fixed Charges”	10
1.43.	“Full Control Notice”	10
1.44.	“GAAP”	10
1.45.	“Governmental Body”	10
1.46.	“Hazardous Materials”	10
1.47.	“HTM”	11
1.48.	“Inactive Subsidiaries”	11
1.49.	“Indebtedness”	11
1.50.	“Information Certificate”	11
1.51.	“Intellectual Property”	11
1.52.	“Intercreditor Agreement”	12
1.53.	“Interest Expense”	12
1.54.	“Interest Payment Date”	12
1.55.	“Interest Period”	12
1.56.	“Inventory”	12
1.57.	“ISDA”	12
1.58.	“Leased Real Property”	12
1.59.	“Lenders”	12
1.60.	“Libor Rate”	13
1.61.	“Libor Rate Loan”	13
1.62.	“License Agreement”	13
1.63.	“Licensor”	13
1.64.	“Lien”	13
1.65.	“Lien Waiver Agreement”	13

1.66.	“Loans”	14
1.67.	“Material Adverse Effect”	14
1.68.	“Maturity Date”	14
1.69.	“Mexican Negative Pledge Agreement”	14
1.70.	“Mexican Obligor Collateral”	14
1.71.	“Mexican Obligors”	14
1.72.	“Mexican Security Documents”	14
1.73.	“Mexican Undertaking”	15
1.74.	“Moody’s”	15
1.75.	“Multiemployer Plan”	15
1.76.	“Obligations”	15
1.77.	“Obligor”	15
1.78.	“Officer’s Compliance Certificate”	15
1.79.	“Ordinary Course of Business”	15
1.80.	“Original US Loan Agreement”	16
1.81.	“Payment Account”	16
1.82.	“PBGC”	16
1.83.	“Pension Plans”	16
1.84.	“Permitted Encumbrances”	16
1.85.	“Person” or “person”	17
1.86.	“PNC”	17
1.87.	“PNC Credit Agreement”	17
1.88.	“PNC Financing Agreements”	17
1.89.	“PPSA”	17
1.90.	“Prime Rate”	17
1.91.	“Priority Event”	17
1.92.	“Properly Contested”	18
1.93.	“Real Property”	18
1.94.	“Records”	18
1.95.	“Reference Rate”	18
1.96.	“Reference Rate Loans”	19
1.97.	“Register”	19
1.98.	“Registered Term Loan”	19
1.99.	“Registered Term Loan Note”	19
1.100.	“Reportable Event”	19

1.101.	“Required Lenders”	19
1.102.	“Revolving Lender Payout Letter”	19
1.103.	“S&P”	19
1.104.	“Second Amended and Restated US Loan Agreement”	19
1.105.	“Security Agreements”	19
1.106.	“Sellers”	20
1.107.	“SMTC Corporation”	20
1.108.	“SMTC Mex Holdings”	20
1.109.	“SMTC Mex Holdings Inventory”	20
1.110.	“Solvent”	20
1.111.	“Special Agent Advances”	20
1.112.	“Spot Rate”	21
1.113.	“Subsidiaries”	21
1.114.	“Term Loan”	21
1.115.	“Term Loan Interest Rate”	21
1.116.	“Total Debt”	21
1.117.	“Total Excess Availability”	21
1.118.	“Total Leverage Ratio”	22
1.119.	“Transferee”	22
1.120.	“UCC”	22
1.121.	“US”	22
1.122.	“US Dollar Amount”	22
1.123.	“US Reference Bank”	22
1.124.	“US Tax Code”	22
1.125.	“WARN”	22
SECTION 2.	CREDIT FACILITIES	23
2.1.	Intentionally Deleted.	23
2.2.	Intentionally Deleted.	23
2.3.	Term Loan	23
2.4.	Intentionally Deleted.	25
2.5.	Taxes	25
SECTION 3.	INTEREST AND FEES	28
3.1.	Interest	28
3.2.	Closing Fee	29
3.3.	Intentionally Deleted.	29

3.4.	Intentionally Deleted.	29
3.5.	Intentionally Deleted.	29
3.6.	Increased Costs and Changes in Law	29
SECTION 4.	CONDITIONS	31
4.1.	Conditions Precedent to Amendment and Restatement	31
4.2.	Conditions Subsequent to Amendment and Restatement	34
SECTION 5.	COLLECTION AND ADMINISTRATION	34
5.1.	The Borrowers’ Loan Account	34
5.2.	Statements	35
5.3.	Collection of Accounts	35
5.4.	Payments	37
5.5.	Obligations Several; Independent Nature of Lenders’ Rights	38
SECTION 6.	COLLATERAL REPORTING AND COVENANTS	38
6.1.	Collateral Reporting	38
6.2.	Accounts Covenants	38
6.3.	Inventory Covenants	39
6.4.	Equipment Covenants	40
6.5.	Power of Attorney	40
6.6.	Right to Cure	41
6.7.	Access to Premises	42
6.8.	Insurance	42
6.9.	Failure to Pay Insurance.	43
SECTION 7.	REPRESENTATIONS AND WARRANTIES	43
7.1.	Corporate Existence, Power and Authority; Subsidiaries	43
7.2.	Financial Statements; No Material Adverse Change	43
7.3.	Name; State of Organization; Chief Executive Office; Collateral Locations	44
7.4.	Title to Properties	44
7.5.	Tax Returns	44
7.6.	Litigation	45
7.7.	Compliance with Other Agreements and Applicable Laws	45
7.8.	Bank Accounts	45
7.9.	Accuracy and Completeness of Information	45
7.10.	Status of Pension Plans	46
7.11.	Environmental Compliance	47
7.12.	U.S. Legislation	48

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7.13.	Intellectual Property	48
7.14.	Subsidiaries; Affiliates; Capitalization; Solvency	49
7.15.	Survival of Warranties; Cumulative	49
7.16.	Inactive Subsidiaries	49
7.17.	Labour Disputes	50
7.18.	Interrelated Business	50
SECTION 8.	AFFIRMATIVE AND NEGATIVE COVENANTS	51
8.1.	Maintenance of Existence	51
8.2.	New Collateral Locations	51
8.3.	Compliance with Laws, Regulations, Etc.	51
8.4.	Payment of Taxes and Claims	53
8.5.	Reserved	53
8.6.	Financial Statements and Other Information	53
8.7.	Sale of Assets, Consolidation, Amalgamation, Dissolution, Merger, Etc.	55
8.8.	Encumbrances	55
8.9.	Capital Expenditures	56
8.10.	Loans.	56
8.11.	Indebtedness	56
8.12.	Loans, Investments, Guarantees, Etc.	56
8.13.	Dividends and Redemptions	57
8.14.	Transactions with Affiliates	58
8.15.	Intellectual Property	58
8.16.	Additional Bank Accounts	58
8.17.	Operation of Pension Plans	58
8.18.	Costs and Expenses	60
8.19.	Further Assurances	60
8.20.	EBITDA	60
8.21.	Inactive Subsidiaries	61
8.22.	End of Fiscal Years; Fiscal Quarters	61
8.23.	Change in Business	61
8.24.	Maximum Total Debt	62
8.25.	Maximum Capital Expenditures	62
8.26.	After Acquired Real Property	62
SECTION 9.	EVENTS OF DEFAULT AND REMEDIES	63
9.1.	Events of Default	63

9.2.	Remedies	65
SECTION 10.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW	67
10.1.	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	67
10.2.	Waiver of Notices	68
10.3.	Amendments and Waivers	69
10.4.	Waiver of Counterclaim	70
10.5.	Indemnification	70
SECTION 11.	TERM OF AGREEMENT; MISCELLANEOUS	70
11.1.	Term	70
11.2.	Notices	71
11.3.	Partial Invalidity	72
11.4.	Successors and Assignment	72
11.5.	Entire Agreement	74
11.6.	Headings	74
11.7.	Judgment Currency	74
11.8.	Interpretative Provisions	74
11.9.	Counterparts	75
11.10.	Treatment of Certain Information; Confidentiality	75
11.11.	Disclosure	75
SECTION 12.	THE AGENT	76
12.1.	Appointment, Powers and Immunities	76
12.2.	Reliance By Agent	76
12.3.	Events of Default	77
12.4.	Agent in its Individual Capacity	77
12.5.	Indemnification	77
12.6.	Non-Reliance on Agent and Other Lenders	78
12.7.	Failure to Act	78
12.8.	Concerning the Collateral and the Related Financing Agreements	78
12.9.	Intentionally Deleted.	78
12.10.	Collateral Matters	78
12.11.	Intercreditor Agreement.	79
12.12.	Successor Agent	79
12.13.	Joint and Several	80
12.14.	Successor Agent	80

SECTION 13.	ACKNOWLEDGEMENT AND RESTATEMENT	80
13.1.	Existing Obligations	80
13.2.	Amendment and Restatement	80

INDEX TO
EXHIBITS AND SCHEDULES

Exhibit A	Information Certificates
Schedule 1.84	Permitted Encumbrances
Schedule 7.8	Bank Accounts
Schedule 7.17	Labour Disputes
Schedule 8.11	Indebtedness
Schedule 8.12	Loans, Investments and Guarantees

THIRD AMENDED AND RESTATED US LOAN AGREEMENT

This Third Amended and Restated US Loan Agreement dated September 14, 2011 is entered into by and among Export Development Canada (“EDC”), in its capacity as agent for the Lenders (in such capacity together with its successors and assigns, “Agent”), the lenders party hereto from time to time as lenders of the Term Loan (in such capacity together with their respective successors and assigns, collectively, “Lenders” and individually a “Lender”) and SMTC Mex Holdings, Inc. (“SMTC Mex”), a Delaware corporation and SMTC Manufacturing Corporation of Massachusetts (“SMTC MA”), a Massachusetts corporation (each a “Borrower” and collectively the “Borrowers”).

W I T N E S S E T H:

WHEREAS the Borrowers and SMTC Manufacturing Corporation of California (“SMTC CA” and together with the Borrowers, the “Existing Borrowers”), a California corporation, as borrowers, Wells Fargo Bank, N.A. (formerly known as Wachovia Capital Finance Corporation (Central) (formerly known as Congress Financial Corporation (Central))), an Illinois corporation, in its capacity as lender (“Revolving Lender”) and in its capacity as agent (“Revolving Agent”) are parties to the US Loan Agreement dated as of June 1, 2004 (as amended pursuant to a first amending agreement dated March 31, 2005, a second amending agreement dated August 17, 2005, a third amending agreement dated June 12, 2006, an extension letter dated August 1, 2006 and a fourth amending agreement dated September 20, 2006, the “Original US Loan Agreement”) pursuant to which Revolving Lender has made and may make loans and provide other financial accommodations to the Existing Borrowers;

WHEREAS the Existing Borrowers, Revolving Lender, Revolving Agent and Monroe Capital Management Advisors LLC (“Monroe”), as Lender and Agent, amended and restated the Original US Loan Agreement pursuant to an Amended and Restated US Loan Agreement dated August 3, 2007 (the “Amended and Restated US Loan Agreement”) pursuant to which Revolving Lender and Lender have made and may make loans and provide other financial accommodations to the Existing Borrowers;

WHEREAS the Existing Borrowers, Revolving Lender, Revolving Agent and EDC, as Lender and Agent, amended and restated the Amended and Restated US Loan Agreement pursuant to a Second Amended and Restated US Loan Agreement dated August 7, 2008 (the “Second Amended and Restated US Loan Agreement”) pursuant to which Revolving Lender and Lender have made and may make loans and provide other financial accommodations to the Borrowers;

WHEREAS SMTC Mex and PNC Bank, National Association (“PNC”) are entering into that certain Revolving Credit and Security Agreement, dated as of the date hereof, among SMTC Mex, SMTC Corporation, a Delaware corporation (“SMTC Corporation”), SMTC Manufacturing Corporation of California, a California corporation (“SMTC California”), HTM Holdings, Inc., a Delaware corporation (“HTM Holdings”), ZF Array Technology, Incorporated, a Delaware corporation (“ZF Array”), SMTC Manufacturing Corporation of Canada, a corporation organized under the laws of the Province of Ontario (“SMTC Canada”), as the Canadian Borrower, the financial institutions from time to time party thereto as Lenders and

PNC as Agent for the Lenders (the “PNC Credit Agreement”), which establishes a senior secured revolving credit facility between PNC and SMTC Mex;

WHEREAS the parties wish to terminate all of the obligations of Revolving Lender and Revolving Agent by amending and restating the Second Amended and Restated US Loan Agreement;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the Second Amended and Restated US Loan Agreement shall be amended and restated in its entirety as of the date hereof as follows. All capitalized terms used herein and not otherwise defined shall have the same meanings assigned to such terms in the Intercreditor Agreement, dated as of the date hereof, between PNC and EDC.

SECTION 1.                           DEFINITIONS

All terms used herein which are defined in the UCC (as hereinafter defined) shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to the Borrowers, Lenders and Agent pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words “hereof’, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word “including” when used in this Agreement shall mean “including, without limitation”. References herein to any statute or any provision thereof include such statute or provision as amended, revised, re-enacted, and/or consolidated from time to time and any successor statute thereto. An Event of Default (as hereinafter defined) shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 10.3 or is cured in a manner satisfactory to the Required Lenders (as hereinafter defined), if such Event of Default is capable of being cured as determined by the Required Lenders. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. “Canadian Dollars” and the sign “CS” mean lawful money of Canada. “US Dollars” and the sign “US$” mean lawful money of the US. All monetary amounts referred to in this Agreement are in US Dollars unless otherwise stated. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1.           “Accounts”

“Accounts” shall mean all present and future rights of each Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

1.2.           “Acquisition Agreement”

“Acquisition Agreement” shall mean the Stock Purchase Agreement, including all exhibits and schedules thereto, dated as of August 29, 2011, between Sellers, as sellers, and SMTC Corporation, as buyer.

1.3           “Adjusted Libor Rate”

“Adjusted Libor Rate” shall mean, with respect to each Interest Period for any Libor Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16th) of one percent (1%)) determined by dividing:

(a)           the Libor Rate for such Interest Period by:

(b)           a fraction equal to:

(i)	one (1); minus

(ii)	the Reserve Percentage.

For purposes hereof, “Reserve Percentage” shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of US Dollars in a non-United States or an international banking office of the US Reference Bank, used to fund a Libor Rate Loan or any Libor Rate Loan made with the proceeds of such deposit, whether or not the US Reference Bank actually holds or has made any such deposits or loans. The Adjusted Libor Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

1.3.           “Agent”

“Agent” shall have the meaning set forth in the preamble to this Agreement.

1.4.           “Agent Account”

“Agent Account” shall mean Citibank, N.A., 111 Wall Street, New York, New York 10043, U.S.A.  for the credit of Export Development Canada, ABA number 021000089, SWIFT CITIUS33, account number 36236357, or at such other account or financial institution as EDC may from time to time notify the Borrower.

1.5.           “Amended and Restated US Loan Agreement”

“Amended and Restated US Loan Agreement” shall have the meaning set forth in the preamble to this Agreement.

1.6.           “Applicable Margin”

“Applicable Margin” shall mean the corresponding percentages per annum as set forth in the table below. The Applicable Margin shall be determined and adjusted quarterly on the date (each, a “Calculation Date”) on which the Borrower provides (or are required to provide) an Officer’s Compliance Certificate pursuant to Section 8.6(a)(ii) for the most recently ended fiscal quarter of SMTC Corporation; provided, however, that (a) the Applicable Margin shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of SMTC Corporation preceding the applicable Calculation Date and (b) if the Borrowers fail to provide the Officer’s Compliance Certificate as required by Section 8.6(a)(ii) for the most recently ended fiscal quarter of SMTC Corporation preceding the applicable Calculation Date, the Applicable Margin for such Calculation Date shall be based on Level I until such time as such Officer’s Compliance Certificate is provided, at which time the Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of SMTC Corporation preceding such Calculation Date.

Level	Total Leverage Ratio	Applicable Margin for Libor Rate Loans	Applicable Margin for Reference Rate Loans
Level I	Greater than or equal to 2.00x	3.50%	2.25%
Level II	Less than 2.00x but greater than or equal to 1.50x	3.00%	1.75%
Level III	Less than 1.50x	2.50%	1.25%

1.7.           “Approved Fund”

“Approved Fund” shall mean with respect to any Lender that is a fund or similar investment vehicle that makes or invests in commercial loans, any other fund or similar investment vehicle that invests in commercial loans which is managed or advised by the same investment advisor as such Lender or by an affiliate of such investment advisor.

1.8.            “Bankruptcy Code”

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

1.9.           “Blocked Accounts”

“Blocked Accounts” shall have the meaning set forth in the PNC Credit Agreement.

1.10.           “Borrowers”

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

1.11.           “Business Day”

“Business Day” shall mean a day (other than a Saturday, Sunday or statutory holiday in Ontario, Illinois or New York) on which banks in Toronto, and  New York City and, with respect to Libor Rate Loans, London, England, are open for business in the normal course.

1.12.           “Canadian Obligors”

 “Canadian Obligors” means SMTC Manufacturing Corporation of Canada and SMTC Nova Scotia Company.

1.13.           “Canadian Security Documents”

 “Canadian Security Documents” means the Guaranty and Suretyship Agreement dated as of the Closing Date provided by Canadian Obligors in favour of the Agent, the Trademark Security Agreement dated as of the Closing Date between SMTC Manufacturing Corporation of Canada and the Agent and the General Security Agreement dated as of the Closing Date granted by the Canadian Obligors in favour of the Agent.

1.13           “Capital Expenditures”

“Capital Expenditures” shall mean all expenditures for, or contracts for expenditures for, any fixed or capital assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including the direct or indirect acquisition of such assets by way of offset items or otherwise and shall include the principal amount of payments under Capital Leases during the applicable period.

1.14.           “Capital Lease”

“Capital Lease” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any assets or property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.15.           “CCAA”

“CCAA” shall mean the Companies’ Creditors Arrangement Act (Canada).

1.16.           “Closing Date”

“Closing Date” shall mean September 14, 2011 or such later date as the conditions precedent to effectiveness hereof are satisfied in the sole discretion of Agent.

1.17.           “Collateral”

“Collateral” shall mean all of the undertaking, property and assets, present and future, real and personal, of each Borrower and any other Obligor now or hereafter pledged, charged, assigned, transferred and/or encumbered to secure, either directly or indirectly, repayment of any of the Obligations.

1.18.           “Collateral Accounts”

“Collateral Accounts” shall have the meaning set forth in Section 5.3(a) hereof.

1.19.           “Consent”

“Consent” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, including any Consents required under all applicable federal, state, provincial or other applicable law.

1.20.           “Control”

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise and, when determining control based on ownership of voting securities, means, with respect to control of a body corporate by a Person, the holding (other than by way of security only) by or for the benefit of that Person, or affiliates of that Person of securities of such body corporate or the right to vote or direct the voting of securities of such body corporate to which, in the aggregate, are attached more that 50% of the votes that may be cast to elect directors of the body corporate, provided that the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate.

1.21.           “Debt Offering”

“Debt Offering” shall mean any incurrence of indebtedness by SMTC Corporation and its Subsidiaries on terms and conditions approved in writing by Agent including that such indebtedness is fully subordinated in right of payment to the Obligations.

1.22.           “Default”

“Default” shall mean an event, circumstance or omission which, with any of the giving of notice, a lapse of time or a failure to remedy the event, circumstance or omission within a lapse of time, would constitute an Event of Default, unless cured or waived.

1.23.           “Deposit Account Control Agreement”

“Deposit Account Control Agreement” shall have the meaning set forth in Section 5.3 hereof.

1.24.           “Depository Accounts”

“Depository Accounts” shall have the meaning set forth in the PNC Credit Agreement.

1.25.           “Earnings Before Interest and Taxes”

“Earnings Before Interest and Taxes” shall mean for any period the sum of (i) net income (or loss) of Borrowers on a consolidated basis for such period (excluding extraordinary gains or losses and any gains from purchase accounting adjustments related to ZF Array, if any), plus (ii) all interest expense of Borrowers on a consolidated basis for such period, plus (iii) all charges against income of Borrowers on a consolidated basis for such period for federal, state, provincial and local taxes.

1.26.           “EBITDA”

“EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to the net income of such Person for such period determined in accordance with GAAP, plus, without duplication:

(i)	Earnings Before Interest and Taxes for such period;

(ii)	depreciation and amortization expenses for such period; and

(iii)	cash restructuring charges incurred for such period.

1.27.           “EDC”

“EDC” shall have the meaning set forth in the preamble to this Agreement.

1.28.           “Environmental Laws”

“Environmental Laws” shall mean with respect to any Person all federal (US and Canada), state, provincial, district, local, municipal and foreign laws, statutes, rules, regulations, ordinances, orders, directives, permits, licenses and consent decrees relating to health, safety, hazardous, dangerous or toxic substances, waste or material, pollution and environmental matters, as now or at any time hereafter in effect, applicable to such Person and/or its business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes. The term “Environmental Laws” includes (i) the U.S. Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the U.S. Federal Superfund Amendments and Reauthorization Act, the U.S. Federal Water Pollution Control Act of 1972, the U.S. Federal Clean Water Act, the U.S. Federal Clean Air Act, the U.S. Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the U.S. Federal Solid Waste Disposal and the U.S. Federal Toxic Substances Control Act, the U.S. Federal Insecticide, Fungicide and Rodenticide Act, the U.S. Federal Safe Drinking Water Act of 1974, (ii) applicable State or local counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.29.           “Equipment”

“Equipment” shall mean all of each Borrower’s now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.30.           “Equity Offering”

“Equity Offering” shall mean any issuance of shares or equity interests of SMTC Corporation on terms and conditions approved in writing by Agent.

1.31.           “Equivalent Amount”

“Equivalent Amount” in one currency on any day means the amount of that currency into which a specified amount of another currency can be converted at the Spot Rate (or if such rate is not available, such other rate as the Lender may determine).

1.32.           “ERISA”

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 of the US together with all rules, regulations and interpretations thereunder or related thereto, as amended from time to time.

1.33.           “ERISA Affiliate”

“ERISA Affiliate” shall mean any person required to be aggregated with a Borrower or any of its respective Subsidiaries under Section 414(b), 414(c), 414(m) or 414(o) of the U.S. Tax Code.

1.34.           “ERISA Event”

“ERISA Event” shall mean (a) any Reportable Event with respect to a Pension Plan; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the U.S. Tax Code or Section 307 of ERISA; (c) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the U.S. Tax Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the U.S. Tax Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (e) the occurrence of a non-exempt “prohibited transaction” with respect to which a Borrower or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the U.S. Tax Code) or with respect to which a Borrower or any of its Subsidiaries could otherwise be liable; (f) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate, a Pension Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042  of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (i) the imposition of any liability under Title IV or ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate in excess of US$50,000 and (j) any other event or condition with respect to a Pension Plan including any Pension Plan subject to Title IV of ERISA maintained, or contributed by, by any ERISA Affiliate that could reasonably be expected to result in liability of a Borrower in excess of US$50,000.

1.35.           “Excluded Taxes”

“Excluded Taxes” shall mean (A) taxes (i) which are imposed upon or measured by the Lender or Agent’s overall gross or net income or capital (including minimum taxes and similar taxes imposed in lieu thereof), branch profits taxes or franchise taxes, in each case imposed by a jurisdiction (or political subdivision thereof) under the laws of which a Lender or the Agent is organized, managed or controlled or maintains a lending office, (ii) which are imposed by a jurisdiction as a result of a Lender or the Agent otherwise having a present or former connection (other than a connection arising solely as a result of this Agreement) with such jurisdiction; (iii) that are (or would be) required to be withheld or deductions that are paid or claimed as a result of a delay by a Lender or the Agent in claiming a complete exemption with respect thereto pursuant to Section 2.5 hereof; (iv) imposed on any amount payable to or for the account of a Lender or the Agent under FATCA, and (v) that are (or would be) required under the applicable laws then in effect to be withheld with respect to amounts payable hereunder in respect of a Lender or the Agent on the date it becomes a Lender or the Agent or on the date a Lender or the Agent otherwise acquires an interest or additional interest in an Obligation (other than, in the case of an assignment, taxes that were payable to such Lender’s assignor immediately before such Lender acquired such interest in an Obligation); and (B) penalties and interest on the foregoing amounts.

1.36.           “Existing Security”

“Existing Security” shall mean the Liens granted pursuant to the Existing Security Agreements.

1.37.           “Existing Security Agreements”

“Existing Security Agreements” shall mean the security agreements described on Schedule 1.15 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.38.           “Event of Default”

“Event of Default” shall mean the occurrence or existence of any event or condition described in Section 9.1 hereof.

1.39.           “FATCA”

 “FATCA” shall mean Sections 1471 through 1474 of the US Tax Code as in effect on the date hereof or any successor provision that is substantively the equivalent thereof (and, in each case, any regulations promulgated thereunder or official interpretations thereof).

1.40.           “Financing Agreements”

“Financing Agreements” shall mean, collectively, this Agreement, the Security Agreements, the Mexican Negative Pledge Agreement, the Mexican Undertaking, the Mexican Security Documents, and all notes, guarantees, security agreements, charges, mortgages, pledges, assignments and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by the Borrowers or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.41.           “Fixed Charge Coverage Ratio”

“Fixed Charge Coverage Ratio” shall mean, with respect to SMTC Corporation and its Subsidiaries on a consolidated basis for any period determined in accordance with GAAP, the ratio of (a) EBITDA for such period less unfunded capital expenditures for such period, less distributions (including tax distributions made during such period) and dividends made during such period, less  cash taxes paid during such period to (b) the sum of all Fixed Charges for such period to the extent not deducted from EBITDA.

1.42.           “Fixed Charges”

“Fixed Charges” shall mean, with respect to SMTC Corporation and its subsidiaries on a consolidated basis for any period determined in accordance with GAAP, (a) the aggregate of all Interest Expense payable in cash for such period, plus (b) the cash portion of dividends paid by SMTC Corporation and its Subsidiaries during such period, plus (c) scheduled principal payments, Capital Lease payments, deferred obligations to reimburse a letter of credit issuing bank after a draw on such letter of credit and redemption obligations of indebtedness which, in each case, were originally scheduled to be paid in cash during such period, plus (d) taxes payable in cash for such period.

1.43.           “Full Control Notice”

“Full Control Notice” shall have the meaning set forth in Section 5.3(b)(ii) hereof.

1.44.           “GAAP”

“GAAP” shall mean generally accepted accounting principles in the US as in effect from time to time as set forth in the opinions and pronouncements of the relevant US public and private accounting boards and institutes which are applicable to the circumstances as of the date of determination consistently applied; provided, however, whenever such accounting principles are used for the purposes of determining compliance with any provision in this Agreement, such accounting principles shall be those in effect at the time the Borrower prepared their audited financial statements for the fiscal year ended  January 2, 2011.

1.45.           “Governmental Body”

“Governmental Body” shall mean any nation or government, any state, provincial or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

1.46.           “Hazardous Materials”

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents) that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.47.           “HTM”

“HTM” shall mean HTM Holdings, Inc., a Delaware corporation.

1.48.           “Inactive Subsidiaries”

“Inactive Subsidiaries” shall mean, collectively, SMTC Manufacturing Corporation of Colorado, a Colorado corporation, Qualtron Inc., a Massachusetts corporation, SMTC Ireland ULC, an Irish corporation, SMTC Manufacturing Corporation of Ireland Limited, an Irish corporation, SMTC Teoranta, an Irish corporation, SMTC R&D Teoranta, an Irish corporation, SMTC Manufacturing Corporation of Wisconsin, a Wisconsin corporation, SMTC Manufacturing Corporation of North Carolina, a North Carolina corporation, and SMTC Manufacturing Corporation of Texas, a Texas corporation, SMTC Mexico S.A. de C.V., a Mexican corporation and “Inactive Subsidiary” shall mean any one of them individually.

1.49.           “Indebtedness”

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and  all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person.  Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

1.50.           “Information Certificate”

“Information Certificate” shall mean the Information Certificate of each Borrower constituting Exhibit A hereto containing information with respect to each Borrower and each Obligor, their respective business and assets provided by or on behalf of each Borrower to Agent and Lenders in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.51.           “Intellectual Property”

“Intellectual Property” shall mean property constituting under any applicable law a patent, patent application, copyright, trademark, service mark, trade name, mask work, industrial design, trade secret or license or other right to use any of the foregoing.

1.52.           “Intercreditor Agreement”

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement between PNC and Agent dated as of the Closing Date.

1.53.           “Interest Expense”

“Interest Expense” shall mean, with respect to SMTC Corporation and its Subsidiaries, on a consolidated basis for any period, interest expense (whether cash or non-cash) as to any Person, as determined in accordance with GAAP.

1.54.           “Interest Payment Date”

“Interest Payment Date” shall mean the first Business Day of each calendar month, the first Interest Payment Date being September 3, 2011 and the last Interest Payment Date being the Maturity Date.

1.55.           “Interest Period”

“Interest Period” shall mean a period, the first being the period from and including the Closing Date to and including September 1st, 2011 and thereafter being each period of one month from and including the Interest Payment Date except that the Borrower may not elect an Interest Period which will end after the Maturity Date.

1.56.           “Inventory”

“Inventory” shall mean each Borrower’s now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

1.57.           “ISDA”

“ISDA” shall mean International Swaps and Derivatives Association, Inc.

1.58.           “Leased Real Property”

“Leased Real Property” means, collectively, all real property which is subject to a lease, agreement to lease, tenancy, license and/or other occupancy agreement with respect to all or any part of such real property and in respect of which a Borrower and/or any Obligor is a tenant, lessee, licensee and/or occupant.

1.59.           “Lenders”

“Lenders” shall have the meaning set forth in the preamble to this Agreement.

1.60.           “Libor Rate”

“Libor Rate” shall mean, for each Interest Period, the rate of interest per annum (expressed as a percentage on the basis of a 360-day year) being the rate published as the London interbank offered rate in The Wall Street Journal, Eastern Edition on the day which is two (2) Business Days before the first day of such Interest Period for offering deposits in US Dollars for a period comparable to the applicable Interest Period and if for any reason, the London interbank offered rate is not available in the Wall Street Journal, Eastern Edition, then the Libor Rate will be the rate of interest per annum (expressed as a percentage calculated on the basis of a 360-day year) equal to the average (rounded upward to the nearest whole multiple of 1/16 of one (1%) percent per annum) of the rates per annum which leading banks in the London interbank markets are offering deposits in US Dollars and for the said amount for a period equal to the relevant Interest Period appearing on the Reuters Screen LIBO Page (at or about 11:00 a.m. London time) on the day which is two (2) Business Days before the first day of such Interest Period.

1.61.           “Libor Rate Loan”

“Libor Rate Loan” shall mean any portion of the Loan on which interest is payable based on the Adjusted Libor Rate in accordance with the terms hereof.

1.62.           “License Agreement”

“License Agreement” shall have the meaning set forth in Section 7.13 hereof.

1.63.           “Licensor”

“Licensor” shall mean any Person from whom any Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Borrower’s business operations.

1.64.           “Lien”

“Lien” shall mean any mortgage, deed of trust, pledge, fixed or floating charge, lien, security interest, hypothec or encumbrance or security arrangement of any nature whatsoever, whether arising by written or oral agreement or by operation of law, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

1.65.           “Lien Waiver Agreement”

“Lien Waiver Agreement” shall mean an agreement between Agent and a Licensor, in form and content satisfactory to Agent, by which Agent is given the unqualified right, vis-a-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of any Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower’s default under any License Agreement with such Licensor.

1.66.           “Loans”

“Loans” shall mean the Term Loan.

1.67.            “Material Adverse Effect”

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial condition of a Borrower or any Obligor; (b) a Borrower’s or any Obligor’s ability to pay the Loan or any of the other Obligations in accordance with the terms of this Agreement; (c) the Agent’s or a Lender’s Liens (as applicable) in the Collateral or the priority, effectiveness or enforceability of such Liens; or (d) Agent’s rights or remedies under this Agreement and the other Financing Agreements.

1.68.            “Maturity Date”

“Maturity Date” shall mean the date which is the earlier to occur of (i) the third anniversary of the Closing Date and (ii) the termination of this Agreement pursuant to the terms hereto.

1.69.           “Mexican Negative Pledge Agreement”

“Mexican Negative Pledge Agreement” shall mean the negative pledge agreement dated June 1, 2004 made by Mexican Obligors in favour of certain Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.70.           “Mexican Obligor Collateral”

“Mexican Obligor Collateral” shall mean (a) all of the undertaking, property and assets, present and future, real and personal, of each of the Mexican Obligors, (b) inventory, real estate, machinery, equipment, shares and leasehold improvements owned by SMTC Mex Holdings located in Mexico (excluding however any Account of SMTC Mex Holdings arising from the sale of SMTC Mex Holdings Inventory sold in the ordinary course of its business before the occurrence of a Priority Event) and (c) inventory owned by SMTC Mex Holdings located in China (excluding however any Account of SMTC Mex Holdings arising from the sale of SMTC Mex Holdings Inventory sold in the ordinary course of business before the occurrence of a Priority Event), in each case now or hereafter pledged, charged, assigned, transferred and/or encumbered to secure, either directly or indirectly, repayment of any of the Obligations.

1.71.           “Mexican Obligors”

“Mexican Obligors” shall mean each of SMTC de Chihuahua, S.A. de C.V. and Radio Componentes de Mexico, S.A. de C.V.

1.72.           “Mexican Security Documents”

“Mexican Security Documents” shall mean the Non-Possessory Pledge Agreement between SMTC Mex, SMTC Canada, the Mexican Obligors, PNC and EDC and the Mortgage Assignment Agreement between the Revolving Lender and EDC.

1.73.           “Mexican Undertaking”

“Mexican Undertaking” shall mean the undertaking dated June 1, 2004 given by SMTC Corporation and others in favour of certain Lenders with respect to Mexican Obligors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.74.           “Moody’s”

“Moody’s” shall mean Moody’s Investor Services, Inc., or any successor thereto.

1.75.           “Multiemployer Plan”

“Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate may incur any liability.

1.76.           “Obligations”

“Obligations” shall mean any and all Loans and all other obligations, liabilities and indebtedness of every kind, nature and description owing by the Borrowers or any Obligor to any of Agent or Lenders, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement and the other Financing Agreements or applicable laws whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any proceeding with respect to a Borrower or any Obligor under the Bankruptcy Code or any similar statute in any jurisdiction (including the payment of interest and other amounts which would accrue and become due but for the commencement of such proceeding, whether or not such amounts are allowed or allowable in whole or in part in such proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

1.77.           “Obligor”

“Obligor” shall mean any of the Canadian Obligors, the Mexican Obligors and any other guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than the Borrowers.

1.78.           “Officer’s Compliance Certificate”

“Officer’s Compliance Certificate” shall have the meaning set forth in Section 8.6(a) hereof.

1.79.           “Ordinary Course of Business”

“Ordinary Course of Business” means with respect to a Borrower, the ordinary course of such Borrower’s business as conducted on the Closing Date.

1.80.           “Original US Loan Agreement”

“Original US Loan Agreement’’ shall have the meaning set forth in the preamble to this Agreement.

1.81.           “Payment Account”

“Payment Account” shall have the meaning set forth in Section 5.3(a) hereof.

1.82.           “PBGC”

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

1.83.           “Pension Plans”

“Pension Plans” shall mean, collectively, employee benefit plans as defined in Section 3(3) of ERISA, which a Borrower or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions (or to which it has made contributions at any time during the immediately preceding six (6) plan years) and in respect of which a Borrower or any ERISA Affiliate could have any liability.

1.84.           “Permitted Encumbrances”

“Permitted Encumbrances” means: (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) Liens disclosed in the financial statements referred to in Section 7.2, the existence of which Agent has consented to in writing; (d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under employment or unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (f) Liens arising by virtue of the rendition, entry or issuance against a Borrower or any Subsidiary, or any property of a Borrower or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (x) is in existence for less than twenty (20) consecutive days after it first arises or is being Properly Contested and (y) is at all times junior in priority to any Liens in favor of Agent; (g) mechanics’, workers’, materialmen’s, construction or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested; (h) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of a Borrower and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 8.9; (i) other Liens incidental to the conduct of a Borrower’s business or the ownership of its property and assets, including but not limited to zoning restrictions, easements, licenses and covenants, which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Agent’s or Lenders’ rights in and to the Collateral or the value of a Borrower’s property or assets or which do not materially impair the use thereof in the operation of a Borrower’s business; (j)

any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by any Borrower in the Ordinary Course of Business (k) Liens disclosed on Schedule 1.84, but, for greater certainty, a “Permitted Encumbrance” shall not include a Lien or statutory deemed trust in respect of or arising in connection with a Canadian Pension Plan or Canadian Union Plan and (l) Liens created pursuant to the PNC Credit Agreement and the Other Documents (as defined therein).

1.85.           “Person” or “person”

“Person” or “person” shall mean any individual, sole proprietorship, partnership, limited partnership, corporation (including any corporation which elects subchapter S status under the US Tax Code), limited liability company, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.86.           “PNC”

“PNC” shall have the meaning set forth in the preamble to this Agreement.

1.87.           “PNC Credit Agreement”

“PNC Credit Agreement” shall have the meaning set forth in the preamble to this Agreement.

1.88.           “PNC Financing Agreements”

“PNC Financing Agreements” shall mean the PNC Credit Agreement and each of the Other Documents (as such term is defined in the PNC Credit Agreement).

1.89.           “PPSA”

“PPSA” shall mean the Personal Property Security Act (Ontario), as amended, supplemented, restated and superseded, in whole or in part, from time to time, provided that, if the attachment, perfection or priority of Agent’s security in respect of any Collateral is governed by the laws of any jurisdiction other than Ontario, PPSA shall mean those other laws for the purposes hereof relating to attachment, perfection or priority.

1.90.            “Prime Rate”

“Prime Rate” shall mean the rate announced by PNC Bank, National Association, or its successors, from time to time as its prime rate in effect for US Dollar denominated commercial loans, whether or not such announced rate is the best rate available at such bank.

1.91.           “Priority Event”

“Priority Event” shall mean the occurrence of any one or more of the following: (i) the occurrence and continuance of an Event of Default under Section 9.1(a) hereof with respect to a  Borrower’s failure to pay any of the obligations (including principal, interest, fees and expenses attributable thereto); (ii) the occurrence and continuance of an Event of Default under Sections

9.1(f), 9.1(g) or 9.1(h) hereof; or (iii) the occurrence and continuance of any other Event of Default and the acceleration by Agent of the payment of all or a material portion of the Obligations.

1.92.           “Properly Contested”

“Properly Contested” means, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness could not reasonably be expected to have a Material Adverse Effect and will not result in the forfeiture of any assets of such Person; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

1.93.           “Real Property”

“Real Property” shall mean all now owned and hereafter acquired real property of each Borrower and Obligors, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.94.           “Records”

“Records” shall mean all of each Borrower’s and any Obligor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of the Borrower and any Obligor with respect to the foregoing maintained with or by any other person).

1.95.           “Reference Rate”

“Reference Rate” means, for any day, the rate of interest in effect for such day as publicly announced by a commercial bank selected by Agent from time to time at such location as selected by Agent as its “prime rate” (the “prime rate” being a rate (which is not necessarily the lowest of such rates) based upon various factors including such commercial bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate).

1.96.           “Reference Rate Loans”

“Reference Rate Loans” shall mean any portion of a Loan thereof on which interest is payable based on the Reference Rate in accordance with the terms hereof.

1.97.           “Register”

“Register” shall have the meaning set forth in Section 11.4(e) hereof.

1.98.           “Registered Term Loan”

“Registered Loan” shall have the meaning set forth in Section 2.3(e) hereof.

1.99.           “Registered Term Loan Note”

“Registered Loan Note” shall have the meaning set forth in Section 2.3(e) hereof.

1.100.           “Reportable Event”

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the thirty (30) day notice period referred to in Section 4043(c) of ERISA have been waived.

1.101.           “Required Lenders”

“Required Lenders” shall mean, at any time, Lenders who hold at least 50.1% of the principal amount of the Term Loan.

1.102.           “Revolving Lender Payout Letter”

“Revolving Lender Payout Letter” means the letter evidencing payment in full of the Revolving Loans by the Existing Borrowers to the Revolving Lender.

1.103.           “S&P”

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor thereto.

1.104.           “Second Amended and Restated US Loan Agreement”

“Second Amended and Restated US Loan Agreement” shall have the meaning set forth in the preamble to this Agreement.

1.105.           “Security Agreements”

“Security Agreements” shall mean collectively, (i) the Collateral Pledge Agreement, dated as of the date hereof, given by SMTC Corporation in favor of Agent in respect of the Obligations, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced (ii) the Security Agreement, dated as of the date hereof, among the Borrower, SMTC Corporation, SMTC California, HTM Holdings, ZF Array, SMTC Canada and SMTC Holdings, LLC and Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, (iii) the Guaranty and Suretyship Agreement, dated as of the date hereof, by SMTC Corporation, SMTC California, HTM Holdings, ZF Array, SMTC Canada and SMTC Holdings, LLC in favor of Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced; (iv) the Mexican Security Documents; and (v) the Canadian Security Documents.

1.106.           “Sellers”

“Sellers” shall mean, collectively, Robert E. Zinn and Freiberger-Campuzano Family Trust Under Agreement dated September 27, 1991.

1.107.           “SMTC Corporation”

“SMTC Corporation” shall mean SMTC Corporation, a Delaware corporation.

1.108.           “SMTC Mex Holdings”

“SMTC Mex Holdings” shall mean SMTC Mex Holdings, Inc., a Delaware corporation.

1.109.           “SMTC Mex Holdings Inventory”

“SMTC Mex Holdings Inventory” shall mean SMTC Mex Holdings’ now owned or hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, located in Mexico or China.

1.110.           “Solvent”

“Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the Closing Date, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.111.           “Special Agent Advances”

“Special Agent Advances” shall have the meaning set forth in Section 12.10(b) hereof.

1.112.           “Spot Rate”

“Spot Rate” shall mean, with respect to a currency, the rate quoted by the US Reference Bank as the spot rate for the purchase by the US Reference Bank of such currency with another currency at approximately 10:00 a.m. (New York time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.

1.113.           “Subsidiaries”

“Subsidiaries” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

1.114.           “Term Loan”

“Term Loan” shall mean the term loan made by Lenders to the Borrowers pursuant to Section 2.3 hereof.

1.115.           “Term Loan Interest Rate”

“Term Loan Interest Rate” shall mean: (a) the Adjusted Libor Rate for the applicable Interest Period plus the Applicable Margin for Libor Rate Loans; and (b) the Reference Rate plus the Applicable Margin for Reference Rate Loans; provided that “Term Loan Interest Rate” shall mean an annual rate of interest of four (4%) percent per annum in excess (x) of the Adjusted Libor Rate for the applicable Interest Period plus the Applicable Margin for Libor Rate Loans or (y) the Reference Rate plus the Applicable Margin for Reference Rate Loans, as the case may be, at Agent’s option, without notice, on all Obligations for the payment of money (i) for the period on and after the date of termination or non-renewal hereof until such time as Agent has received full and final payment of all such Obligations and (ii) for the period from and after the date of the occurrence of an Event of Default so long as such Event of Default is continuing as determined by Agent (notwithstanding entry of any judgment against a Borrower).

1.116.           “Total Debt”

“Total Debt” shall mean, at any time, the outstanding amount of the Obligations and all other obligations, liabilities and indebtedness of SMTC Corporation and its Subsidiaries, calculated on a consolidated basis and in accordance with GAAP, secured by valid and perfected first priority Liens on any property, assets or undertaking of such Persons.

1.117.           “Total Excess Availability”

“Total Excess Availability” shall mean the US Dollar amount, as determined by Agent calculated at any time of the sum of Canadian Excess Availability and US Excess Availability  .

1.118.           “Total Leverage Ratio”

“Total Leverage Ratio” shall mean, at any time, the ratio of Total Debt to the rolling four (4) quarter EBITDA of SMTC Corporation and its Subsidiaries calculated on a consolidated basis and in accordance with GAAP.

1.119.           “Transferee”

“Transferee” shall mean, with respect to Agent and any Lender, any transferee or assignee thereof, including a participant holder.

1.120.           “UCC”

“UCC” shall mean the Uniform Commercial Code, as in effect in the State of New York and any successor statute, as in effect from time to time (except that the terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the Closing Date shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Required Lenders may otherwise determine) provided that, if the attachment, perfection or priority of Agent’s security in respect of any Collateral is governed by the laws of any jurisdiction other than the US, UCC shall mean those other laws for the purposes hereof relating to attachment, perfection or priority.

1.121.           “US”

“US” shall mean the United States of America.

1.122.           “US Dollar Amount”

“US Dollar Amount” shall mean, at any time, (a) as to any amount denominated in US Dollars, the amount thereof at such time and (b) as to any amount denominated in any other currency, the Equivalent Amount in US Dollars.

1.123.           “US Reference Bank”

“US Reference Bank” shall mean any one of Bank of America, Citibank, N.A., Credit Suisse First Boston, Deutsche Bank AG, HSBC, JP Morgan Chase Bank and UBS AG;, or their respective successors and assigns, or such other bank as Agent may from time to time designate.

1.124.           “US Tax Code”

“US Tax Code” shall mean the United States Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.125.           “WARN”

“WARN” shall have the meaning set forth in Section 7.17(b).

SECTION 2.                           CREDIT FACILITIES

2.1.           Intentionally Deleted.

2.2.           Intentionally Deleted.

2.3.           Term Loan

(a)           Subject to and upon the terms and conditions contained herein, each Lender agrees to continue its Term Loan to the Borrowers in US Dollars on the Closing Date in the original principal amount of US$8,027,500.

(b)           If a Priority Event has occurred and is continuing, all payments shall be applied in accordance with Section 5.4. In the absence of a continuing Priority Event, the following payments shall be made:

(i)
Repayment of the Term Loan shall be made by the  Borrowers to Agent, for the benefit of Lenders, in quarterly installments in the amounts and on the dates set out on Schedule 2.3(b)(i) hereto with the final payment due in respect thereof (together with all outstanding interest thereon) payable on the Maturity Date.

(ii)
The proceeds of any Debt Offering or Equity Offering shall be applied as a permanent repayment of the Term Loan provided a Priority Event shall not have occurred and be continuing or would result from such repayment. Such repayments of the Term Loan shall be applied to installments under Section 2.3(b)(i) in the inverse order of maturity.

(iii)	The proceeds of any sale of the Collateral shall be applied as a permanent repayment of the Term Loan; provided that:

(A)	prior to a Priority Event, if Agent has received such proceeds and Total Excess Availability is equal to or greater than US$1,000,000; and

(B)	after a Priority Event and subject to the Intercreditor Agreement if applicable, Agent shall apply such proceeds upon Agent’s receipt of such proceeds.

Such repayments of the Term Loan shall be applied to installments under Section 2.3(b)(i) in the inverse order of maturity.

(iv)
The proceeds of any sale of Equipment secured through the Security Agreements (other than, in the absence of a continuing Priority Event, sales of Equipment of SMTC Canada in the Ordinary Course of Business) shall be applied as a permanent repayment of the Term Loan. Such repayments of the Term Loan shall subject to the Intercreditor Agreement. if applicable be applied to installments under Section 2.3(b)(i) in the inverse order of maturity.

(v)
The Borrower may make voluntary prepayments of the Term Loan upon the satisfaction of each of the following conditions: (a) Total Excess Availability would not be less than US$3,000,000 immediately after giving effect to such prepayment, (b) the average Total Excess Availability is not less than US$3,000,000 for the fifteen (15) days immediately preceding such repayment and (c) as of the date of any such prepayment and after giving effect thereto, no Default or Event of Default  have occurred and be continuing or would result from such prepayment. Such repayments of the Term Loan shall be applied to installments under Section 2.3(b) in the inverse order of maturity.

(vi)	Any amounts repaid in respect of the Term Loan may not be reborrowed and shall be applied to permanently reduce the aggregate amount of the Term Loan.

(c)           Term Loan Interest:

(i)
The Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Term Loan at the Term Loan Interest Rate. All interest accruing with respect to the Term Loan hereunder on and after the Maturity Date or during the occurrence and continuance of any Event of Default or termination hereof shall be payable on demand in accordance with Section 5.4 hereof

(ii)
All interest charges related to the Term Loan shall (A) be calculated based upon the applicable Term Loan Interest Rate, (B) be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed, (C) be paid monthly in arrears to Agent, for the benefit of Lenders, on the first Business Day of each calendar month, or at Agent’s option, charged to the US Borrower’s loan account(s) maintained by Agent as of the first Business Day of each calendar month and (D) accrue from the Closing Date.

(iii)
In no event shall charges constituting interest payable by the Borrowers to Agent, for the benefit of Lenders, exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement or any of the other Financing Agreements is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

(d)	The Borrowers agree to pay Agent, for the benefit of Lenders, the fees, including any prepayment premium, in the amounts and at the time specified therein.

All amounts payable by the Borrowers hereunder shall be paid to the Agent in US Dollars, in immediately available funds, without set-off or counterclaim not later than 11:00 a.m.  (New York time) on the day such payment is due at the Agent Account.  Any payments received after 11:00 a.m.  (New York time) will be considered for all purposes as having been made on the next following Business Day.

(e)           Agent, on behalf of the Borrowers, agrees to record the Term Loan on the Register referred to in Section 11.4(e) hereof. The Term Loan recorded on the Register (the “Registered Term Loan”) may not be evidenced by a promissory note other than a Registered Term Loan Note (as defined below). Upon the registration of such Term Loan, any promissory note (other than a Registered Term Loan Note) evidencing the same shall be null and void and shall be returned to the  Borrowers. The  Borrowers agree, at the request of a Lender, to execute and deliver to such Lender a promissory note in registered form reasonably acceptable to such Lender to evidence the Term Loan (that is, containing registered note language) and registered as provided in Section 11.4(e) hereof (a “Registered Term Loan Note”), payable to such Lender and otherwise duly completed. Once recorded on the Register, the Obligations evidenced by such Registered Term Loan Note may not be removed from the Register so long as it remains outstanding and a Registered Term Loan Note may not be exchanged for a promissory note that is not a Registered Term Loan Note.

2.4.           Intentionally Deleted.

2.5.           Taxes

(a)           Any and all payments by the Borrowers and any Obligor hereunder or under any other Financing Agreement shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all interest, penalties, additions to tax or other liabilities with respect thereto, excluding any and all Excluded Taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, interest, penalties, additions to tax and liabilities in respect of payments hereunder or under the other Financing Agreements being hereinafter referred to as “Taxes”). If the Borrowers or any Obligor shall be required by law to deduct or pay any Taxes from or in respect of any sum payable hereunder or under any other Financing Agreements, (i) the sum payable by such Person shall be increased as may be necessary so that after such Person has made all required deductions and payments (including deductions and payments applicable to additional sums payable under this Section 2.5) such Agent, Lender or Transferee receives an amount equal to the sum it would have received had no such deductions or payments been made, (ii) such Person shall make all such required deductions and (iii) such Person shall pay the full amount required to be deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, but subject to the provisions of Section 2.5(a) above, the Borrowers and each Obligor shall timely pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Person hereunder or under any other Financing Agreements or from the execution, delivery or registration or recordation of, performance under, or otherwise with respect to, this Agreement or the other Financing Agreements (hereinafter referred to as “Other Taxes”) to the relevant taxation authority or other authority in accordance with applicable law.

(c)           Without duplication of any amounts payable under Section 2.5(a), the Borrowers and each Obligor shall indemnify Agent, each Lender and each Transferee for and hold it harmless against the full amount of any Taxes or Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.5, imposed on or paid by such Person and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes, or taxes were correctly or legally imposed or asserted by the relevant taxing authority. This indemnification shall be made within thirty (30) days from the date Agent, a Lender or any Transferee makes written demand therefor. A certificate as to the amount of such liability or payment delivered by Agent, a Lender or any Transferee to the Borrowers or any Obligor shall be conclusive absent manifest error.

(d)           Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrowers or the applicable Obligor, as the case may be, shall furnish to applicable Agent, Lender or Transferee, at its address referred to in Section 11.2, the original or a certified copy of a receipt evidencing such payment issued by the applicable taxing authority, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to such Agent, Lender or Transferee.

(e)           Each Lender and the Agent agrees that it will deliver to Borrowers two (2) copies of each applicable and duly completed valid Withholding Certificates (as defined under §1.1441-1(c)(16) of the Income Tax Regulations (“Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if appropriate and legally able to do so, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Code.  The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; or a Form W-8IMY, each as applicable, and the related statements and certifications as required under §1.1441-1(e)(2) and/or (3) of the Regulations; if requested by the Borrowers a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates requested by the Borrowers or required under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person.

(f)           The Agent and each Lender required to deliver to Borrowers a valid Withholding Certificate pursuant to Section 2.5(e) hereof shall deliver such valid Withholding Certificate as follows:  (i) each Lender which is a party hereto and the Agent on the Closing Date shall deliver such valid Withholding Certificate on or prior to the Closing Date; (ii) each Lender and the Agent shall deliver such valid Withholding Certificate at least five (5) business days before the effective date of any applicable assignment or participation (unless the Borrowers in their reasonable discretion shall permit such payee to deliver such Withholding Certificate less than five (5) business days before such date in which case it shall be due on the date specified by the Borrowers).  The Agent and each Lender shall at the written request of the Borrower shall deliver two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, provided that such notice is delivered to the Agent or the applicable Lender within ten (10) Business Days of such expiry or change and such other amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrowers.

(g)           Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax required under Section 2.5(e) hereof, the Borrowers shall be entitled to withhold United States federal income taxes at the applicable withholding rate if in their reasonable judgment they are required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the Regulations.  Further, Borrowers are indemnified under §1.1461-1(e) of the Regulations against any claims and demands of any payee for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Code.

(h)           If a Lender or the Agent determines, in its sole discretion, that is has received a refund of taxes paid or indemnified by a Borrower pursuant to this Sections 2.5, such payee shall promptly pay such refund (but only to the extent of the amounts paid or indemnified by such Borrower) to the relevant Borrower, net of all out-of pocket expenses incurred in obtaining such refund, without interest (other than interest paid by the relevant taxing authority with respect to such refund), as will leave the payee in no worse position than it would have been had no such taxes been initially imposed. Notwithstanding the foregoing, neither the Agent nor any Lender will be required to make available its tax returns or other confidential information to any Borrower, and nothing contained herein shall interfere with the right of the Agent and each  Lender to arrange their affairs as they see fit.

(i)           If, as a result of any assignment or participation of the whole or any part of an Obligation, amounts are required to be paid pursuant to this Section 2.5 hereof in excess of such amounts which the relevant Borrower would have been required to pay to the assigning or participating Lender pursuant to provisions of this Section 2.5 hereof had such assignment or participation not taken place, such provisions of this Section 2.5 hereof (as the case may be) shall not apply to the extent of such excess.

(j)           If any Borrower determines in good faith that a reasonable basis exists for contesting any taxes or other amounts for which indemnification has been demanded hereunder, the relevant Lender and/or the Agent shall cooperate with such Borrower in a reasonable challenge of such taxes if so requested by such Borrower, provided that (i) such Lender and/or the Agent determines in its reasonable discretion that it would not be prejudiced by cooperating in such challenge, (ii) such Borrower pays all related expenses of such Lender and/or the Agent, (iii) such Borrower indemnifies such Lender and/or the Agent for any liabilities or other costs incurred by such party in connection with such challenge, (iv) no such action may be taken by the Borrowers or shall be required to be taken by such Lender and/or the Agent unless adequate provision in respect of the amount to be indemnified and any associated costs or expenses has been made by the Borrowers to the reasonable satisfaction of such Lender and/or the Agent (having regard to the nature and amount to be indemnified), (v) no Default or Event of Default is continuing, (vi) such action does not, in the opinion of such Lender and/or the Agent, give rise to any risk of (x) any criminal or civil liability on its part, (y) any risk of the sale, loss or forfeiture of the Collateral or any part thereof or any interest therein or (z) any damage to the reputation of such Lender and the Agent or any of its affiliates, (vii) if such Lender and/or the Agent so requires, the Borrowers shall have furnished it with a legal opinion (from independent counsel reasonably acceptable to such Lender and/or the Agent) as to the reasonable likelihood of such action being determined in favour of such Lender and/or the Agent.  Each Lender and/or the Agent shall be entitled to prohibit participation by the Borrowers in the defence of a Tax imposed on such Lender or the Agent if such Lender and/or the Agent considers, acting reasonably, that it is necessary that such defence be conducted by it and its own advisers.  Failure by any Lender or the Agent to comply with any of the foregoing provisions of this paragraph (j) shall not prejudice or discharge any of the indemnity obligations of the Borrowers under sections 2.5(a), (b) and (c) of this Agreement.  Each Lender and/or the Agent agrees that, upon the occurrence of any event giving rise to the operation of Section 2.5(a) or (c) with respect to such Lender and/or the Agent, it will, if requested by a Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another lending office (if applicable) for any Obligation affected by such event and by completing and delivering or filing any tax-related forms which such Lender and/or the Agent is legally able to deliver and which would reduce or eliminate any amount of taxes or other amounts required to be deducted or withheld or paid by such Borrower; provided that such efforts are made at such Borrower’s expense and on terms that, in the reasonable judgment of such Lender and/or the Agent, cause such Lender and/or the Agent and its lending office(s) (if applicable) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 2.5(j) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender and/or the Agent pursuant to Section 2.5(a) or (c).

(k)           The provisions of this Section 2.5 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 3.                           INTEREST AND FEES

3.1.           Interest

(a)           Intentionally Deleted.

(b)           Intentionally Deleted.

(c)           Intentionally Deleted.

(d)           A certificate of an authorized signing officer of Agent, as the case may be, as to each amount and/or each rate of interest payable hereunder from time to time shall be conclusive evidence of such amount and of such rate, absent manifest error.

(e)           For greater certainty, whenever any amount is payable under this Agreement or any other Financing Agreement by the Borrowers as interest or as a fee which requires the calculation of an amount using a percentage per annum, each party to this Agreement acknowledges and agrees that such amount shall be calculated as of the date payment is due without application of the “deemed reinvestment principle” or the “effective yield method”. As an example, when interest is calculated and payable monthly, the rate of interest payable per month is 1/12 of the stated rate of interest per annum.

(f)           Upon the occurrence and during the continuance of an Event of Default, or if the Borrower repay or prepay a Libor Rate Loan on a day other than the last day of the applicable Interest Period, the Borrowers shall indemnify Agent and/or Lenders for any loss or expense suffered or incurred by Agent and/or Lenders including any loss of profit or expenses Agent and/or Lenders incur by reason of the liquidation or redeployment of deposits or other funds acquired by it to effect or maintain any and all Libor Rate Loans, or any interest or other charges payable to lenders of funds borrowed by Agent and/or Lenders in order to maintain such Libor Rate Loans, together with any other charges, costs or expenses incurred by Agent and/or Lenders relative thereto.

(g)           The Borrowers may from time to time request Libor Rate Loans or that any existing Libor Rate Loans continue for an additional Interest Period. Such request from the Borrowers shall specify the amount of the Libor Rate Loans or the amount of the Libor Rate Loans to be continued (subject to the limits set forth below). Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from the Borrowers, such Libor Rate Loans shall be made or such Libor Rate Loans shall continue, as applicable; provided, that, (i) no party hereto shall have sent any notice of termination of this Agreement; (ii) the Borrowers shall have complied with such customary procedures as are generally established by Agent for all customers and specified by Agent to the Borrowers from time to time for requests by the Borrowers for Libor Rate Loans; (iii) no more than one (1) Interest Period (for all outstanding Libor Rate Loans) may be in effect at any one time; (iv) the aggregate amount of the Libor Rate Loans must be in an amount not less than US$500,000 or an integral multiple of US$100,000 in excess thereof; and (v) Agent shall have determined that the Interest Period or Adjusted Libor Rate is available to Agent and can be readily determined as of the date of the request for such Libor Rate Loan by the Borrowers. Any request by the Borrowers for Libor Rate Loans or to continue Libor Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lenders and/or Agent shall not be required to purchase US Dollar deposits in the London interbank market to fund any Libor Rate Loans, but the provisions hereof shall be deemed to apply as if Lenders and/or Agent had purchased such deposits to fund the Libor Rate Loans. Agent shall advise Agent of the Term Loan Interest Rate payable by the Borrowers hereunder.

(h)           The Borrowers agree to pay Agent, for the benefit of the Lenders, the fees, including any prepayment premium.

3.2.           Closing Fee

The Borrowers shall pay to Agent, for the benefit of Lender, as a closing fee the amount of US$15,000, which closing fee shall be fully earned as of and payable on the Closing Date.

3.3.           Intentionally Deleted.

3.4.           Intentionally Deleted.

3.5.           Intentionally Deleted.

3.6.           Increased Costs and Changes in Law

               (a)           If, after the Closing Date, either: (i) any change in, or in the interpretation of, any law or regulation is introduced, including with respect to reserve requirements, applicable to a Lender or any banking or financial institution from whom Lender borrows funds or obtains credit (a “Funding Bank”); or (ii) a Funding Bank or Lender complies with any future guideline or request from any central bank or other Governmental Body; or (iii) a Funding Bank or Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law where customarily complied with by responsible financial institutions) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has, or would have, the direct or indirect effect of reducing the rate of return on a Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is, or results in, an increase in the cost to such Lender of funding or maintaining the Loans, then the Borrowers shall from time to time upon demand by such Lender pay to such Lender additional amounts sufficient to indemnify such Lender against such increased cost (other than increased costs that arise as a result of (x) changes in the rate of tax on the overall net income of Agent or any Lender by the jurisdiction in which it is organized, managed, controlled or maintains its principal office and (y) taxes and other amounts described in Sections 2.5(a)-(c) (including, for the avoidance of doubt, any Excluded Taxes that are imposed with respect to payments for or on account of any payee under this Agreement) on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to the Borrowers by Agent and shall be conclusive, absent manifest error.

(b)           If, prior to the first day of any Interest Period: (i) Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Libor Rate for such Interest Period; (ii) Agent has determined that the Adjusted Libor Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Agent and/or Lenders of making or maintaining Libor Rate Loans during such Interest Period; or (iii) US Dollar deposits in the principal amounts of the Libor Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give notice thereof to the Borrowers as soon as practicable thereafter (which notice shall be withdrawn whenever such circumstances no longer exist). If such notice is given: (A) any Libor Rate Loans requested to be made on the first day of such Interest Period shall be made as Reference Rate Loans; (B) any Reference Rate Loans that were to have been converted on the first day of such Interest Period to or continue as Libor Rate Loans shall be converted to or continued as Reference Rate Loans; and (C) each outstanding Libor Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Reference Rate Loans. Until such notice has been withdrawn by Agent, no further Libor Rate Loans shall be made or continued as such, nor shall the Borrowers have the right to convert Reference Rate Loans to Libor Rate Loans. Upon such notice being withdrawn by Agent, the Borrowers may convert Reference Rate Loans to Libor Rate Loans.

(c)           Notwithstanding any other provision herein, if the adoption of, or any change in, any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Body or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for Agent or Lenders to make or maintain Libor Rate Loans as contemplated by this Agreement: (i) Agent shall promptly give written notice of such circumstances to the Borrowers (which notice shall be withdrawn whenever such circumstances no longer exits); (ii) the commitment of Agent and/or Lenders hereunder to make Libor Rate Loans, continue Libor Rate Loans and convert Reference Rate Loans to Libor Rate Loans shall forthwith be cancelled and, until such time as it shall no longer be unlawful for Agent and/or Lenders to make or maintain Libor Rate Loans, Agent and/or Lenders shall then only have a commitment to make Reference Rate Loans when a Libor Rate Loan is requested; and (iii) the Term Loan then outstanding as Libor Rate Loans, if any, shall be converted automatically to Reference Rate Loans on the respective last days of the then current Interest Periods or within such earlier period as required by law. If any such conversion of a Libor Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to Agent, for the benefit of Lenders, such amounts, if any, as may be required pursuant to Section 3.6(d) below.

(d)           The Borrower shall indemnify Agent and Lenders and shall hold Agent and Lender harmless from any loss or reasonable expense which Agent or Lenders may sustain or incur as a consequence of: (i) default by the Borrowers in making a borrowing of, conversion into or extension of Libor Rate Loans after the Borrowers have given a notice requesting the same in accordance with the provisions of this Agreement; or (ii) the making of a prepayment of any Libor Rate Loans on a day which is not the last day of an Interest Period with respect thereto; or (iii) any conversion of a Libor Rate Loan into a Reference Rate Loan pursuant to the terms hereof on a day which is not the last day of the then current Interest Period with respect thereto. With respect to Libor Rate Loans such indemnification may include an amount equal to the greater of: (i) the excess, if any, of (1) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure), in each case at the applicable rate of interest for such Libor Rate Loans provided for herein over (2) the amount of interest (as determined by Agent) which would have accrued to Lenders on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market; and (ii) an amount equal to the interest that would have been payable if the Libor Rate Loans had been a Reference Rate Loan. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

SECTION 4.                      CONDITIONS

4.1.           Conditions Precedent to Amendment and Restatement

This Agreement shall become effective as of the Business Day when each of the following conditions precedent shall have been satisfied in form and substance reasonably satisfactory to Agent:

(a)           Note.  Agent shall have received the Registered Term Loan Note duly executed and delivered by an authorized officer of each Borrower;

(b)           Filings, Registrations and Recordings.  Each document (including without limitation any Uniform Commercial Code and PPSA financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c)           Company Proceedings of each Borrower and Obligor.  Agent shall have received a copy of the resolutions of the Board of Directors, Management Committee, Managing Member or Manager of each Borrower and of each Obligor, as applicable, authorizing (i) the execution, delivery and performance of this Agreement and the other Financing Agreements and (ii) the granting by each Borrower and by each Obligor of the security interests in and liens upon the Collateral in each case certified by the Secretary, an Assistant Secretary, or Manager, as applicable, of each Borrower and of each Obligor as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(d)           Incumbency Certificates of each Borrower and Obligor.  Agent shall have received a certificate of the Co-Chief Executive Officer, Chief Financial Officer, Secretary, an Assistant Secretary or the Member, as applicable, of: (i) each Borrower dated as of the Closing Date, as to the incumbency and signature of the officers of each Borrower executing this Agreement, the Agreements, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Chief Financial Officer, Secretary or Assistant Secretary; and (i) each Obligor, dated the Closing Date, as to the incumbency and signature of the officers of each Obligor executing the Financing Agreements and any certificate or other documents to be delivered by it pursuant thereto, together with evidence of the incumbency of such Chief Financial Officer, Secretary or Assistant Secretary;

(e)           Intercreditor Agreement. Agent shall have received the fully executed Intercreditor Agreement, which shall be in form and substance satisfactory to Agent in its sole discretion;

(f)           Certificates.  Agent shall have received a copy of the Articles or Certificate of Incorporation or the Certificate of Formation, as applicable, of each Borrower and Obligor and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation, if applicable, together with copies of the By-Laws (or similar foreign document) of each Borrower and Obligor and all agreements of each Borrower’s and Obligor’s shareholders certified as accurate and complete by their respective Secretaries, Members or Co-Chief Executive Officers;

(g)           Security Agreements.  Agent shall have received the fully executed Security Agreements, which shall be in form and substance satisfactory to Agent in its sole discretion

               (h)           Good Standing Certificates.  Agent shall have received good standing certificates (or similar foreign document, where applicable) for each Borrower and Obligor dated not more than twenty (20) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Borrower’s or Obligor’s jurisdiction of incorporation and each jurisdiction where the conduct of each Borrower’s and Obligor’s business activities or the ownership of its properties necessitates qualification (except such jurisdictions in which the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect);

(i)           Revolving Lender Payout Letter.  A fully executed copy of the Revolving Lender Payout Letter.

(j)           Legal Opinion.  Agent shall have received the executed legal opinions of Ropes & Gray LLP, Goodmans LLP and McInnes Cooper, and LexCorp Abogados, S.C., each in form and substance reasonably satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Financing Agreements, and related agreements as Agent may reasonably require and the Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(k)           PNC Financing Agreements. SMTC Mex shall have entered into the PNC Financing Agreements;

(l)           No Litigation.  (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against a Borrower or against the officers or directors of a Borrower (A) in connection with this Agreement, the Financing Agreements or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, reasonably be expected to have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to a Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(m)           Fees.  Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Section 3.2 hereof;

(n)           Financial Statements.  Agent shall have received a copy of each Borrower’s Financial Statements, including projections and pro forma financial statements to the extent requested by Agent, which shall be reasonably satisfactory in all respects to Lenders;

(o)           Consents.  Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall reasonably deem necessary

(p)           No Adverse Material Change.  (i) since July 3, 2011, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect; and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect; and

(q)           Compliance with Laws.  Agent shall be reasonably satisfied that each Borrower is in compliance with all pertinent federal, state, Canadian, provincial, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Trading with the Enemy Act.

(r)           Representations and Warranties. All representations and warranties contained herein and in the other PNC Credit Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan after giving effect thereto;

(s)           Events of Default and Default. No Event of Default (as defined hereunder and as defined under the PNC Credit Agreement) and no Default (as defined hereunder and as defined under the PNC Credit Agreement), have occurred and be continuing on and as of the date of the making of such Loan and after giving effect thereto;

(t)           Compliance with Laws.  No law, regulation, order, judgment or decree of any governmental authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or governmental authority, which purports to enjoin, prohibit, restrain or otherwise affect: (A) the making of the Loans, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements; and

(u)           Mexican Security Documents.  Agent shall have received evidence that all documents required to grant Agent a valid and enforceable Lien on Borrowers assets located in Mexico have been admitted for record in the corresponding public registry.

4.2.           Conditions Subsequent to Amendment and Restatement

(a)           Lien Waiver Agreement.  Within forty five (45) days after September 22, 2011, Agent shall have received fully executed Lien Waiver Agreements, in form and substance reasonably acceptable to Agent, from each of the landlords at the following locations: (i) 635 Hood Road, Markham, Ontario, (ii) 1965 Concourse Drive, San Jose, California, (iii) 2302 Trade Zone Boulevard, San Jose, California, (iv) 1325 Pendale Road, El Paso, Texas, and (v) 7617 Bently Road, Greensboro, North Carolina.

(b)           Insurance.  Within five (5) days after September 22, 2011, Agent shall have received in form and substance reasonably satisfactory to Agent, certified copies of Borrowers’ and Guarantors’ casualty insurance policies, together with lender loss payable endorsements on

Agent’s standard form of loss payee endorsement naming Agent as first loss payee where applicable, and certified copies of Borrowers’ and Guarantors’ liability insurance policies, together with endorsements naming Agent as an additional insured.

SECTION 5.                           COLLECTION AND ADMINISTRATION

5.1.           The Borrowers’ Loan Account

Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans and other Obligations and the Collateral, (b) all payments made by or on behalf of the Borrowers and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

5.2.           Statements

Agent shall render, by facsimile or other electronic communication, to the Borrowers each month a statement setting forth the balance in the Borrowers’ loan account(s) maintained by Agent for the Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by the Borrowers and conclusively binding upon the Borrowers as an account stated except to the extent that Agent receives a written notice from the Borrowers of any specific exceptions thereto within thirty (30) days after the date such statement has been mailed by Agent. Until such time as Agent shall have rendered to the Borrowers a written statement as provided above, the balance in the Borrowers’ loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by the Borrowers.

5.3.           Collection of Accounts

(a)           Upon the payment in full of all the obligations under the PNC Financing Agreements and if PNC’s interest in the Blocked Accounts and Depository Accounts are not otherwise assigned or transferred in accordance with the terms of the Intercreditor Agreement, the Borrowers shall, at the request of the Agent, establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, “Collateral Accounts”)  as Required Lenders may specify, and Agent may establish and maintain bank accounts of Agent (“Payment Accounts”) in each case with such banks as are acceptable to Agent, into which Collateral Accounts the  Borrowers shall promptly deposit, and direct its accounts debtors, if any that remit payments by electronic funds transfers to directly remit, all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made or received, whether by cash, cheque or other manner. The parties hereto agree that:

(i)	the Borrowers have access to all funds in its bank accounts including the Collateral Accounts until a Default or Event of Default has occurred and is continuing; and

(ii)
as of the date of this Agreement, the  Borrowers are freely choosing to deposit, and direct its account debtors that remit payments by electronic funds transfer to directly remit, all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral into the Collateral Accounts.

(b)           The banks at which the Collateral Accounts are established, the  Borrowers and Agent shall enter into “springing” deposit account control agreements (each, a “Deposit

Account Control Agreement”), in form and substance satisfactory to Required Lenders, acting reasonably, providing that:

(i)	the depository bank has no Lien upon, or right to set-off against, the Collateral Accounts, the items received for deposit therein, or the funds from time to time on deposit therein; and

(ii)
at any time a Default or Event of Default has occurred and is continuing, Agent may (and at the direction of Agent shall) provide notice to the depository bank (such notice being the “Full Control Notice”) to wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Collateral Accounts to the Payment Accounts.

The Borrowers agree that, at any time a Default or Event of Default has occurred and is continuing and a Full Control Notice has been delivered by Agent to the depository bank, all payments made to such Collateral Accounts or Payment Accounts or other funds received and collected by Agent, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise, shall be the property of Agent, for the benefit of  Lenders, and shall be applied by Agent to the Obligations in accordance with Section 5.4.

(c)           For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations on the date of receipt of immediately available funds by Agent in the Payment Accounts provided such payments or other funds and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit the  Borrowers’ loan account on such day, and if not, then on the next Business Day. If Agent receives funds in a Payment Account at any time at which no Obligations are payable pursuant to Section 5.4 or in excess of such outstanding Obligations payable pursuant to Section 5.4, Agent shall transfer such funds to the Borrowers at such account as the Borrowers may direct, provided that the Borrowers shall, at Agent’s request, deposit such funds to an account maintained at the bank at which the Payment Accounts are maintained and, prior to such transfer, shall execute and deliver to Agent a cash collateral agreement in form and substance satisfactory to Agent providing to Agent a first priority Lien over such account.

(d)           At any time a Default or Event of Default has occurred and is continuing, the  Borrowers and all of their affiliates, Subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Collateral Accounts or the Payment Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. In no event, after a Default or Event of Default has occurred and is continuing, shall the same be commingled with the Borrowers own funds. The Borrowers agree to reimburse Agent on demand for any amounts owed or paid to any bank at which a Collateral Account or Payment Account is established or any other bank or person involved in the transfer of funds to or from the Collateral Accounts or the Payment Accounts arising out of Agents’ payments to or indemnification of such bank or person. The obligation of the Borrowers to reimburse Agent for such amounts pursuant to this Section 5.3 shall survive the termination or non-renewal of this Agreement.

(e)           If PNC’s interest in the Blocked Accounts and Depository Accounts are assigned and/or transferred to the Agent in accordance with the terms of the Intercreditor Agreement, the Borrowers agree that this Section 5.3 shall apply to such accounts as if such accounts were Collateral Accounts and/or Payment Accounts and the Borrowers further agree, at the request of the Agent to duly execute and deliver or cause to be duly executed and delivered such further agreements, documents, and instruments or do or cause to be done such further acts as may be reasonably necessary to complete and enforce such assignment and/or transfer.

5.4.           Payments

(a)           Application. Subject to the terms of the Intercreditor Agreements, if applicable, Agent shall apply payments received or collected from the Borrowers or for the account of the Borrowers including the monetary proceeds of collections or of realization upon any Collateral, including, collections with respect to proceeds of Equipment of SMTC Canada sold in the ordinary course of its business as follows:

(i)	first, to the payment in full of any fees, indemnities and expense reimbursements due to Lenders and Agent;

(ii)	second, to the payment in full of interest due in respect of any Loans and Special Agent Advances;

(iii)	third, to the payment or prepayment in full of principal in respect of Special Agent Advances;

(iv)	fourth, to the payment in full of principal due in respect of the Term Loan; and

(v)	fifth, to pay or prepay any other Obligations then due;

provided that, in each instance set forth above in Section 5.4(a) so long as no Priority Event has occurred and is continuing, this Section 5.4(a) shall not be deemed to apply to any payment by the Borrowers specified by the Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under and in accordance with the provisions of this Agreement.

(b)           Intentionally Deleted.

(c)           All Obligations shall be payable to the Payment Account as provided in Section 5.3 or  such other place as Agent may designate from time to time. All payments with respect to the Obligations must be made in US Dollars. At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of the Borrowers. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by such Agent or Lender. The Borrowers shall be liable to pay to such Agent or Lender, and does hereby indemnify and hold such Agent or Lender harmless for, the amount of any payments or proceeds surrendered or returned. This Section 5.4 shall remain effective notwithstanding any contrary action which may be taken by such Agent or Lenders in reliance upon such payment or proceeds. This Section 5.4 shall survive the payment of the Obligations and the termination of this Agreement.

5.5.           Obligations Several; Independent Nature of Lenders’ Rights

The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by Lenders pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 6.                           COLLATERAL REPORTING AND COVENANTS

6.1.           Collateral Reporting

The Borrowers shall provide Agent with reports as to the Collateral as Required Lenders shall request from time to time. If any of a Borrower’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s instructions with respect to further services at any time that an Event of Default has occurred and is continuing.

6.2.           Accounts Covenants

(a)           The Borrowers shall notify Agent promptly of: (i) any material delay in the Borrower’s performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof; and (ii) all material adverse information relating to the financial condition of any account debtor. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, except in the Ordinary Course of Business. So long as no Event of Default has occurred and is continuing, the Borrowers shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b)           Without limiting the obligation of the Borrowers to deliver any other information to Lenders or Agent, the Borrower shall promptly report to Agent any return of Inventory by any one account debtor if the Inventory so returned in such case has a value in excess of US$50,000.

(c)           With respect to each Account:(i) no payments shall be made thereon except payments immediately delivered to Agent pursuant to the terms of this Agreement; (ii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be punted to any account debtor except for credits, discounts, allowances or extensions made or given in the Ordinary Course of Business; (iii) there shall be no set-offs, deductions, contras, defences, counterclaims or disputes existing or asserted with respect thereto; and (iv) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(d)           Agent shall have the right at any time or times, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

(e)           The Borrowers shall deliver or cause to be delivered to Agent, with appropriate endorsement and assignment, with full recourse to the Borrowers, all chattel paper and instruments which the Borrowers now own or may at any time acquire immediately upon the Borrowers’ receipt thereof, except as Required Lenders may otherwise agree.

(f)           Agent may, at any time or times that an Event of Default has occurred and is continuing: (i) notify any or all account debtors that the Accounts have been assigned to Agent and that Agent has a Lien therein and Agent may direct any or all accounts debtors to make payment of Accounts directly to Agent; (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations; (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Agent shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto; and (iv) take whatever other action Agent and/or Required Lenders may deem necessary or desirable for the protection of its interests. At any time that an Event of Default has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and the Borrowers shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require.

6.3.           Inventory Covenants

With respect to the Inventory: (a) the Borrowers shall at all times maintain inventory records satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, the applicable Borrower’s cost therefor and daily withdrawals therefrom and additions thereto; (b) the Borrowers shall conduct a physical count of the Inventory at least once each year, but at any time or times as Agent may request on or after an Event of Default that has occurred and is continuing, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may be satisfactory to Agent concerning such physical count; (c) the Borrowers shall not remove any Inventory from the locations set forth or permitted herein,  except for sales of Inventory in the Ordinary Course of Business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) upon Agent’s request the Borrowers shall, at its expense, but no more than once in any six (6) month period, but at any time or times as Agent may request on or after an Event of Default that has occurred and is continuing, deliver or cause to be delivered to Agent written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Required Lenders and by an appraiser acceptable to Required Lenders, addressed to Agent or upon which Agent is expressly permitted to rely; (e) the Borrowers shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f)  the Borrowers assume all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) the Borrowers shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate the Borrowers to repurchase such Inventory; (h) the Borrowers shall keep the Inventory in good and marketable condition; (i) the Borrowers shall not, without prior written notice to Agent, acquire or accept any Inventory on consignment or approval and (j) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof

6.4.           Equipment Covenants

With respect to the Equipment: (a) the Borrowers shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (b) the Borrowers shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (c) the Equipment is and shall be used in each Borrower’s respective businesses and not for personal, family, household or farming use; (d) the Borrowers shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the Ordinary Course of  Business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of the Borrowers in the Ordinary Course of Business; (e) the Equipment is now and shall remain personal property and the Borrowers shall not permit any of the Equipment to be or become a part of or affixed to real property; (f) the Borrowers assume all responsibility and liability arising from the use of the Equipment; and (g) the Borrowers shall, at their expense, at any time or times as Agent may request on or after an Event of Default has occurred and is continuing, deliver or cause to be delivered to Agent written reports and appraisals as to the Equipment in form, scope and methodology acceptable to Required Lenders and by an appraiser acceptable to Required Lenders, addressed to Agent or upon which Agent is expressly permitted to rely.

6.5.           Power of Attorney

Each Borrower hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as its true and lawful attorney-in-fact, and authorizes Agent, in the applicable Borrower’s or Agent’s name, to: (a) at any time a Default or an Event of Default has occurred and is continuing: (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of the applicable Borrower’s rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign the applicable Borrower’s name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of the applicable Borrower’s mail to an address designated by Agent, and open and dispose of all mail addressed to the applicable Borrower, and (ix) do all acts and things which are necessary, in Agent’s determination, to fulfill the applicable Borrower’s obligations under this Agreement and the other Financing Agreements; and (b) at any time to: (i) take control in any manner of any item of payment or proceeds thereof, (ii) have access to any lockbox or postal box into which the applicable Borrower’s mail is deposited, (iii) endorse the applicable Borrower’s name upon any items of payment or proceeds thereof and deposit the same in Agent’s account for application to the Obligations, (iv) endorse the applicable Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) sign the applicable Borrower’s name on any verification of Accounts and notices thereof to account debtors, (vi) execute in the applicable Borrower’s name and file any PPSA, UCC or other financing statements or amendments thereto relating to the Collateral, and (vii) as required by Agent in its reasonable credit judgment, clear Inventory, through U.S. Customs or foreign export control authorities in the applicable Borrower’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in the applicable Borrower’s name for such purpose, and to complete in the applicable Borrower’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof. The applicable Borrower hereby releases Agent and/or  Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s and/or a Lender’s own bad faith, gross negligence or willful misconduct as determined pursuant to a final order of a court of competent jurisdiction.

6.6.           Right to Cure

Agent may at its option: (a) cure any default by a Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against a Borrower; (b) discharge taxes, Liens or other encumbrances at any time levied on or existing with respect to the Collateral; and (c) pay any amount, incur any expense or perform any act which, in Agent’s reasonable judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent with respect thereto. Agent may add any amounts so expended to the Obligations and charge the Borrower’s account therefor, such amounts to be repayable by a Borrower on demand. Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of a

Borrower. Any payment made or other action taken by Agent under this Section 6.6 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

6.7.           Access to Premises

From time to time as requested by Agent or its designee, at the cost and expense of the Borrowers: (a) Agent or its designee shall have complete access to all of each Borrower’s premises during normal business hours and after notice to the Borrowers, or at any time and without notice to the Borrower if an Event of Default has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of the applicable Borrower’s books and records, including the Records; (b) the applicable Borrower shall promptly furnish to Agent or its designee such copies of such books and records or extracts therefrom as Agent or its designee may request, and (c) Agent or its designee shall be permitted to use during normal business hours such of the applicable Borrower’s personnel, equipment, supplies and premises as may be necessary for the foregoing and if an Event of Default has occurred and is continuing for the collection of Accounts and realization of other Collateral.

6.8.           Insurance

The assets and properties of each Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of such Borrower so that such insurance shall remain in full force and effect.  Each Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral.  At each Borrower’s own cost and expense in amounts and with carriers acceptable to Agent, each Borrower shall (a) keep all its insurable properties and properties in which such Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrower’s; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Borrower is engaged in business; (e) reserved; (f) furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof no more than thirty (30) days following any expiration date, provided that such Borrower’s failure to provide such policies and evidence shall not constitute an Event of Default unless such Borrower continues to fail to provide the same within ten (10) days after receipt of written notice from Agent, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a co-insured and loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent.  In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Borrower to make payment for such loss to Agent and not to such Borrower and Agent jointly.  If any insurance losses are paid by check, draft or other instrument payable to any Borrower and Agent jointly, Agent may endorse such Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.  Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a), and (b) above.  All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its reasonable discretion shall determine.  Any surplus shall be paid by Agent to Borrowers or applied as may be otherwise required by law.  Any deficiency thereon shall be paid by Borrowers to Agent, on demand.

6.9.           Failure to Pay Insurance.

 If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower, and charge Borrowers’ Account therefor.

SECTION 7.                           REPRESENTATIONS AND WARRANTIES

Each Borrower hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the continuation of the Loans by Agent and Lenders to the Borrowers:

7.1.           Corporate Existence, Power and Authority; Subsidiaries

Each Borrower is a corporation duly incorporated, validly existing and duly organized under the laws of its jurisdiction of incorporation and is duly qualified or registered as a foreign corporation in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder are all within each Borrower’s corporate powers, have been duly authorized, are not in contravention of law or the terms of each Borrower’s certificate of incorporation, by-laws, or other organizational documentation, or anyindenture, agreement or undertaking to which it is a party or by which it or its property is bound and will not result in the creation or imposition of, or require or give rise to any obligation to grant, any Lien upon any of its property or assets. This Agreement and the other Financing Agreements and constitute legal, valid and binding obligations of the Borrowers enforceable in accordance with their respective terms. Each Borrower does not have any Subsidiaries or affiliates except as set forth on their respective Information Certificates.

7.2.           Financial Statements; No Material Adverse Change

All financial statements relating to the Borrowers which have been or may hereafter be delivered by it to Agent have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of it as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by the Borrower to Agent prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of it, since the date of the most recent audited financial statements furnished by it to Agent prior to the date of this Agreement.

7.3.           Name; State of Organization; Chief Executive Office; Collateral Locations

(a)           The exact legal name of each Borrower is as set forth on the signature page of this Agreement and in its Information Certificate. Each Borrower has not, during the five (5) years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in its Information Certificate.

(b)           Each Borrower is an organization of the type and organized in the jurisdiction set forth in its Information Certificate. Its Information Certificate accurately sets forth the federal employer identification number of such Borrower.

(c)           The chief executive office of each Borrower and its Records concerning Accounts are located only at the addresses set forth below opposite its name and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in its Information Certificate, subject to the right of such Borrower to establish new locations in accordance with Section 8.2 below. Each Information Certificate correctly identifies the chief executive office of each Obligor and all other places of business and other locations, if any, at which any Obligor maintains any Collateral. The Information Certificates also correctly identify any of such locations which are not owned by a Borrower or any Obligor and sets forth the owners and/or operators thereof and to the best of each Borrower’s knowledge, the holders of any mortgages on such locations.

7.4.           Title to Properties

Each Borrower has good and marketable title to all of its properties and assets subject to no Liens of any kind, except such others as are specifically listed on Schedule 1.84 hereto (except to the extent that Agent require the discharge thereof prior to the advance of the initial Loans) or permitted under Section 8.8 hereof.

7.5.           Tax Returns

Each Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Agent). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to it and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, provincial, municipal, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

7.6.           Litigation

Except as set forth on its Information Certificate, there is no present investigation by any governmental agency pending, or to the best of each Borrower’s knowledge threatened, against or affecting it, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of such Borrower’s knowledge threatened, against it or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against it would result in a Material Adverse Effect.

7.7.           Compliance with Other Agreements and Applicable Laws

(a)            Neither Borrower is in default in any material respect, under, or in violation, in any material respect, of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and it is in compliance with all applicable laws related to corruption and bribery and in all material respects with all other applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority (including those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Bankruptcy Code, as amended, and all Environmental Laws).

(b)           Each Borrower has obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any governmental authority required for the lawful conduct of its business (the “Permits”). All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of each Borrower’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

7.8.           Bank Accounts

All of the deposit accounts, investment accounts or other accounts in the name of or used by a Borrower maintained at any bank or other financial institution are set forth on Schedule 7.8 hereto, subject to the right of such Borrower to establish new accounts in accordance with Section 8.16 below.

7.9.           Accuracy and Completeness of Information

All information furnished by or on behalf of a Borrower in writing to Agent or Lenders in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificates is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or prospects of a Borrower, which has not been fully and accurately disclosed to Agent in writing.

7.10.           Status of Pension Plans

(a)           The Pension Plans (if any) are duly registered under all applicable pension benefits legislation.

(b)           All obligations of each Borrower (including fiduciary, funding, investment and administration obligations) required to be performed in connection with any Pension Plans or the funding agreements therefor have been performed in a timely fashion. There are no outstanding disputes concerning the assets held pursuant to any such funding agreement.

(c)           All contributions or premiums required to be made by the Borrower to any Pension Plans have been made in a timely fashion in accordance with the terms of such Pension Plans and applicable laws and regulations.

(d)           All employee contributions to any Pension Plans required to be made by way of authorized payroll deduction have been properly withheld by each Borrower and fully paid into such Pension Plans in a timely fashion.

(e)           All reports and disclosures relating to any Pension Plans required by any applicable laws or regulations have been filed or distributed in a timely fashion.

(f)           There have been no improper withdrawals, or applications of, the assets of any Pension Plans.

(g)           No amount is owed by any Pension Plans under the US Tax Code or any other similar Federal, State or local legislation.

(h)           Pension Plans are fully funded both on an ongoing basis and on a solvency basis (using actuarial assumptions and methods which are consistent with the valuations last filed with the applicable governmental authorities and which are consistent with generally accepted actuarial principles).

(i)           Each Borrower, after diligent inquiry, has neither any knowledge, nor any grounds for believing, that any Pension Plans are the subject of an investigation, any other proceeding, an action or a claim (other than claims for benefits in the ordinary course). There exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, action or claim.

(j)           Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the U.S. Tax Code and other U.S. Federal, State or local law. Each Pension Plan which is intended to qualify under Section 401(a) of the U.S. Tax Code has received a favorable determination letter from the Internal Revenue Service and is so qualified and nothing has occurred which would cause the loss of such qualification. Each Borrower and its ERISA Affiliates have made all required contributions to any Pension Plan subject to Section 412 of the U.S. Tax Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the U.S. Tax Code has been made with respect to any Pension Plan.

(k)           (i) No ERISA Event occurred or is reasonably expected to occur; (ii) the current value of each Pension Plan’s assets (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the U.S. Tax Code) are not less than such Pension Plan’s liabilities under Section 4001(a)(16) of ERISA; (iii) each Borrower, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Borrower and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) each Borrower, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) or ERISA and (vi) no Lien imposed under the U.S. Tax Code or ERISA exists or is likely to arise on account of any Pension Plan within the meaning of Section 412 of the U.S. Tax Code. Except as required by Section 4980B of the U.S. Tax Code, neither Borrower or any of their respective ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of a Borrower or any ERISA Affiliates or coverage after a participant’s termination of employment.

7.11.           Environmental Compliance

(a)           No Borrower has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law in any material respect or materially violates any license, permit, certificate, approval or similar authorization thereunder and the operations of the each Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

(b)           There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person nor is any pending or to the best of each Borrower’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by it or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which in any case materially affects the such Borrower or its business, operations or assets or any properties at which it has transported, stored or disposed of any Hazardous Materials.

(c)           No Borrower has  knowledge of any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d)           Each Borrower has all material licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operation of its business under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations arc valid and in full force and effect.

7.12.           U.S. Legislation

(a)           Other than as provided under its  applicable incorporating or formation statute, no Borrower  is  subject to regulation under the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or to any U.S. or Canadian federal, state or provincial statue or regulation limiting its ability to incur indebtedness for money borrowed.

(b)           No Borrower is by itself, nor is it by virtue of its being under “common control” with any other Person within the meaning of Section 414(b) or (c) of the U.S. Tax Code, an “employer” within the meaning of Section 3(5) of ERISA, in respect of any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under the U.S. Tax Code.

(c)           No part of the proceeds of the Loans will be used for any purpose that violates the provisions of any Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States of America or any other regulation of such Board of Governors, no Borrower is  engaged in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System; and the Borrower does not own any such “margin stock”.

7.13.           Intellectual Property

Each Borrower owns or licenses or otherwise has the right to use all intellectual property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the Closing Date, no Borrower has any intellectual property registered, or subject to pending applications, in the United States Patent and Trademark Office, the Canadian Intellectual Property Office or any similar office or agency in the US or Canada, any State or Province thereof, any political subdivision thereof or in any other country, other than those described in its Information Certificate and has not granted any licenses with respect thereto other than as set forth in its Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. No product, process, method, substance or other intellectual property or goods bearing or using any intellectual property presently contemplated to be sold by or employed by a Borrower infringes any patent, trademark, service mark, trade name, copyright, license or other intellectual property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting a Borrower contesting its right to sell or use any such intellectual property. Its Information Certificate sets forth all of the agreements or other arrangements of the  each Borrower pursuant to which it has a license or other right to use any trademarks, logos, designs, representations or other intellectual property owned by another person as in effect on the Closing Date and the dates of the expiration of such agreement or other arrangements of each Borrower as in effect on the Closing Date (collectively, together with such agreement or other arrangement as may be entered into by the each Borrower after the Closing Date, collectively, the “License Agreements” and individually, a “License Agreement”). No trademark, service mark, copyright or other intellectual property at any time used by a Borrower which is owned by another person, or owned by a Borrower is subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to any Eligible Inventory, except (a) to the extent permitted under the terms of the License Agreement(s) listed in the Information Certificates (if any); and (b) to the extent the sale of Inventory to which such intellectual property is affixed is permitted to be sold by a Borrower under applicable law (including the United States Copyright Act of 1976).

7.14.           Subsidiaries; Affiliates; Capitalization; Solvency

(a)           No Borrower has any direct or indirect Subsidiaries or Affiliates  nor is any Borrower  engaged in any joint venture or partnership except as set forth in its Information Certificate.

(b)           Each Borrower is the record and beneficial owner of all of the issued and outstanding shares in the capital of each of its Subsidiaries listed in its Information Certificate as being owned by it and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares or securities convertible into or exchangeable for such shares.

(c)           The issued and outstanding shares in the capital of each Borrower are directly and beneficially owned and held by the persons indicated in its Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the Closing Date.

(d)           Each Borrower is Solvent and will continue to be Solvent after the creation of the Obligations and the other transactions contemplated hereunder.

7.15.           Survival of Warranties; Cumulative

All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent and/or Lenders. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which the Borrowers shall now or hereafter give, or cause to be given, to Agent and/or Lenders.

7.16.           Inactive Subsidiaries

No Inactive Subsidiary (a) has any assets (other than intercompany receivables), (b) has any liabilities (other than intercompany liabilities) or (c) engages in any material business activities.

7.17.           Labour Disputes

(a)           Set forth on Schedule 7.17 hereto is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to the Borrowers and any union, labor organization or other bargaining agent in respect of the employees of the Borrowers or their respective Subsidiaries on the Closing Date.

(b)           There is (i) no significant unfair labor practice complaint pending against a Borrower or, to the best of each Borrower’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending on the Closing Date against any Borrower or, to best of each Borrower’s knowledge, threatened against it, (ii) no significant strike, labor dispute, slowdown or stoppage pending against a Borrower or, to the best of each Borrower’s knowledge, threatened against any Borrower and (iii) to the best knowledge of each Borrower, no petition or proceedings pending before any labor relations board seeking recognition of a bargaining representative existing with respect to the employees of a Borrower and no union organizing activity taking place with respect to any of the employees of a Borrower. Neither Borrower nor any of their respective ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. All material payments due from a Borrower on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the applicable Borrower.

7.18.           Interrelated Business

The Borrowers, Obligors and their respective Subsidiaries make up a related organization of various entities constituting a single economic and business enterprise so that the Borrowers, Obligors and their respective Subsidiaries share an identity of interests such that any benefit received by any one of them benefits the others. The Borrowers, Obligors and their respective Subsidiaries render services to or for the benefit of the other Obligors and their respective Subsidiaries, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Obligors and their respective Subsidiaries (including, inter alia, the payment by the Borrowers and Obligors of creditors of other Obligors and guarantees by the Borrowers and Obligors of indebtedness of other Obligors and provide administrative, marketing, payroll and management services to or for the benefit of other Obligors). The Borrowers, Obligors and their respective Subsidiaries have centralized accounting and legal services, common officers and directors and are identified to creditors as single economic and business enterprise.

7.19              Use of Proceeds

(a)           The Borrowers have used the initial proceeds of the Term Loan provided by Lenders to the Borrowers hereunder only for: (a) refinancing existing indebtedness owed by SMTC Corporation and its Subsidiaries, (b)  fees and expenses relating to the Term Loan and the transactions contemplated thereby, and (c)  the ongoing working capital of the Borrowers.

(b)           None of the proceeds of the Term Loans have been used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

SECTION 8.                           AFFIRMATIVE AND NEGATIVE COVENANTS

8.1.           Maintenance of Existence

(a)           Each Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all material permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Each  Borrower shall give Agent thirty (30) days prior written notice of any proposed change in its or any Obligor’s corporate name, which notice shall set forth the new name and it shall deliver to Agent a certified copy of its or such Obligor’s Articles of Amendment providing for the name change immediately following its filing.

(b)           No Borrower shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty (30) days’ prior written notice from the applicable Borrower of such proposed change, which notice shall set forth such information with respect thereto as Required Lenders may require and Agent shall have received such agreements as Required Lenders may reasonably require in connection therewith. No Borrower shall change its type of organization, jurisdiction of organization or other legal structure.

8.2.           New Collateral Locations

A Borrower may open any new location within the US provided it (a) gives Agent thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Required Lenders may deem necessary or desirable to protect their interests in the Collateral at such location.

8.3.           Compliance with Laws, Regulations, Etc.

                (a)           Each Borrower shall at all times comply with all applicable laws related to corruption and bribery and shall comply in all material respects with all other laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe in all material respects all requirements of any Federal, Provincial, State or local governmental authority, including all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws except for any matter that it is contesting in good faith by appropriate proceedings diligently pursued and which is not reasonably expected to have a Material Adverse Effect.

(b)           Each Borrower shall establish and maintain, at its expense, a system to assure and monitor its continued compliance with all material Environmental Laws in all of its operations, which system shall include annual reviews of such compliance by its employees or agents who are familiar with the requirements of the Environmental Laws. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by it to Agent. Each Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

(c)           Each Borrower shall give both oral and written notice to Agent promptly following its receipt of any notice of, or its otherwise obtaining knowledge of, (i) the occurrence of any event involving the unpermitted release, spill or discharge, threatened or actual, of any Hazardous Material where notice of such occurrence would be required to be given by the affected Borrower to an applicable governmental authority or any other person under Environmental Laws or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by it or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials other than in accordance with applicable Environmental Laws or (D) any other environmental, health or safety matter, which adversely affects it or its business, operations or assets or any properties at which it transported, stored or disposed of any Hazardous Materials.

(d)           Without limiting the generality of the foregoing, whenever Required Lenders determine that there is material non-compliance, or any condition which requires any action by or on behalf of the Borrowers in order to avoid any material non-compliance, with any Environmental Law, the Borrowers shall, at such Required Lenders’ request, and at the Borrowers’ expense: (i) cause an independent environmental engineer acceptable to such Required Lenders to conduct such reasonable tests of the site where its non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or its response thereto or the estimated costs thereof, shall change in any material respect.

(e)           The Borrowers shall indemnify and hold harmless Lenders, Agent and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including legal fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any of its property and the preparation and implementation of any closure, remedial or other required plans except for such person’s gross negligence or willful misconduct.

All covenants and indemnifications in this Section 8.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

8.4.           Payment of Taxes and Claims

Each Borrower shall duly pay and discharge all material taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to it and with respect to which adequate reserves have been set aside on its books.

8.5.           Reserved

8.6.           Financial Statements and Other Information

(a)           Each Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of the applicable Borrower and its Subsidiaries in accordance with GAAP and the each Borrower shall furnish or cause to be furnished to Agent:

(i)
within thirty (30) days after the end of each fiscal month or within forty five (45) days after the end of a fiscal month that is the month end of a fiscal quarter of SMTC Corporation, monthly unaudited financial statements of the each Borrower and unaudited consolidating financial statements of SMTC Corporation (including in each case balance sheets, statements of income and loss, statements of cash flow, statements of shareholders’ equity, sales backlog reports and sales and profitability reports for the ten (10) largest customers of SMTC Corporation and its Subsidiaries), all in reasonable detail, fairly presenting the financial position and the results of the operations of each Borrower and SMTC Corporation and their respective Subsidiaries as of the end of and through such fiscal month; and

(ii)
within forty-five (45) days after the end of each fiscal quarter of SMTC Corporation, quarterly unaudited financial statements of each Borrower and unaudited consolidating financial statements of SMTC Corporation (including in each case balance sheets, statements of income and loss, statements of cash flow, statements of shareholders’ equity, sales backlog reports and sales and profitability reports for the ten (10) largest customers of SMTC Corporation and its Subsidiaries), all in reasonable detail, fairly presenting the financial position and the results of the operations of each Borrower and SMTC Corporation and their respective Subsidiaries as of the end of and through such fiscal quarter together with a certificate of the chief financial officer of  each Borrower in form and content satisfactory to Lenders (each, an “Officer’s Compliance Certificate”) setting out the Total Leverage Ratio for the calculation of the Applicable Margin and compliance with Sections 8.18, 8.22, 8.23 and 8.24, each as at the end of the most recent fiscal quarter of SMTC Corporation, and the calculations used to determine such ratio and compliance and attaching the financial statements used to determine such ratio and compliance.

(iii)
within one hundred and twenty (120) days after the end of each fiscal year of SMTC Corporation, audited consolidated financial statements of SMTC Corporation (which includes US Borrowers, Canadian Borrower and their respective Subsidiaries (including in each case balance sheets, statements of income and loss, statements of changes in financial position and statements of shareholders’ equity)), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of the applicable Person and its Subsidiaries as of’ the end of and for such fiscal year, together with the unqualified opinion of independent chartered accountants, which accountants shall be an independent accounting firm selected by SMTC Corporation and acceptable to US Lenders, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of the applicable Person and its Subsidiaries as of the end of and for the fiscal year then ended; and

(iv)
no later than fifteen (15) days prior to the beginning of each Borrower’s fiscal year thereafter, a month by month projected operating budget, cash flow and availability projection of the Borrowers on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

(b)           The Borrowers shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would result in a Material Adverse Effect, (ii) the occurrence of any Default or Event of Default and (iii) any ERISA Event.

(c)           Each Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which it sends to its shareholders generally and copies of all reports and registration statements which it files with any provincial securities commission or securities exchange.

(d)            Each Borrower shall furnish or cause to be furnished to Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of each Borrower, as Agent may, from time to time, request. Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of the each Borrower to (i) any court or other government agency as required or requested by such court or other government agency or if Agent reasonably believes it is compelled to do so by any court decree, subpoena or legal or administrative order or process or (ii) any participant or assignee or prospective participant or assignee provided such prospective participant or assignee agrees to maintain such information confidential and not disclose it to any other Person pursuant to the terms of a confidentiality agreement satisfactory to Lenders and entered into between Agent and such prospective participant or assignee or until such prospective participant or assignee becomes a participant or assignee pursuant to the terms of Section 11.4 hereof.  Each Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at the Borrowers’ expense, copies of the financial statements of each Borrower and any reports or management letters prepared by such accountants or auditors on behalf of the applicable Borrower and to disclose to Agent such information as they may have regarding the business of the applicable Borrower. Any documents, schedules, invoices or other papers delivered to Agent may be destroyed or otherwise disposed of by Agent and Agent one (1) year after the same are delivered to Agent, except as otherwise designated by the Borrowers to Agent in writing.

(e)           Each Borrower shall within five (5) Business Days after the end of each month provide a certificate of its chief financial officer, in form and content satisfactory to Lenders, certifying that it has paid in full: (i) all rent and other amounts due and payable with respect to any Leased Real Property during such month; and (ii) all payments and other amounts due and payable with respect to any Pension Plan or any material contract during such month.

8.7.           Sale of Assets, Consolidation, Amalgamation, Dissolution, Merger, Etc.

No Borrower shall, directly or indirectly, (a) amalgamate with any other Person or permit any other Person to amalgamate with it or merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, or (b) sell, issue, assign, lease, transfer, abandon or otherwise dispose of any shares or indebtedness to any other Person or any of its assets to any other Person (except for (i) transfers to an Obligor that has executed and delivered a general security agreement or other similar security in favor of Agent granting it a first-ranking, registered and enforceable Lien (as determined by Agent, as applicable) in respect of all the undertaking, property and assets, present and future, real and personal, of such Obligor, (ii) sales of Inventory and Equipment in the Ordinary Course of Business, (iii) the disposition of worn-out or obsolete Equipment or Equipment no longer used in its business so long as (A) (1) any proceeds are paid to Agent and applied in accordance with Sections 2.3 and 5.4 of this Agreement, as applicable, and (2) such sales do not involve Equipment having an aggregate fair market value in excess of U$50,000 for all such Equipment disposed of in its fiscal year)  and (iv) the disposition of Equipment by any Borrower to SMTC Asia having an aggregate fair market value of not more than $200,000 or (B) so long as any proceeds are used to purchase replacement Equipment within one (1) year of such disposition, or (c) form or acquire any Subsidiaries, or (d) wind up, liquidate or dissolve or (e) agree to do any of the foregoing.

8.8.           Encumbrances

No Borrower shall create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets or properties, including the Collateral, except for Permitted Encumbrances.

8.9.           Capital Expenditures

No Borrower shall contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount for all Borrowers in excess of $5,000,000.

8.10.           Loans.

No Borrower shall make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate except (i) with respect to the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business, and (iii) loans to employees and officers of Borrowers in an aggregate amount not to exceed $100,000 at any time.

8.11.           Indebtedness

No Borrower shall create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of: (i) Indebtedness to Lenders; (ii) Indebtedness incurred for Capital Expenditures permitted under Section 8.9 hereof; (iii) Indebtedness incurred by one Borrower to another Borrower; (iv) Indebtedness assumed under the Acquisition Agreement, (v) Indebtedness to PNC and (vi) Indebtedness set forth on Schedule 8.11 hereto.

8.12.           Loans, Investments, Guarantees, Etc.

No Borrower shall, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the shares or indebtedness for all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) the endorsement of instruments for collection or deposit in the Ordinary Course of Business; (b) investments in: (i) short-term direct obligations of the US Government, (ii) negotiable certificates of deposit issued by any bank satisfactory to Agent, payable to the order of a Borrower or to bearer and delivered to Agent, and (iii) commercial paper rated Al or Pl; provided, that, as to any of the foregoing, unless waived in writing by Required Lenders, the Borrowers shall take such actions as are deemed necessary by Required Lenders to perfect the security interest of Agent in such investments; (c) the loans, advances and guarantees set forth on Schedule 8.12 hereto; provided, that, as to such loans, advances and guarantees, (i) no Borrower shall , directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire the obligations arising pursuant to such guarantees, or set aside or otherwise deposit or invest any sums for such purpose, and (ii) the Borrowers shall furnish to Agent all notices or demands in connection with such loans, advances or guarantees or other indebtedness subject to such guarantees either received by it or on its behalf, promptly after the receipt thereof, or sent by it or on its behalf, concurrently with the sending thereof, as the case may be; (d) loans to SMTC Corporation and/or HTM not to exceed the amount, and to the extent such amount has not already been paid as dividends or loans to SMTC Corporation and/or HTM as provided, and for the purposes set forth, in Section  8.13 of this Agreement, required in any fiscal year of SMTC Corporation to allow (i) SMTC Corporation to pay its consolidated income taxes payable and (ii) SMTC Corporation and HTM to pay their respective administrative costs (being the legal and audit fees and insurance costs payable by SMTC Corporation on behalf of its Subsidiaries) consistent with past practice (as disclosed in writing to Agent prior to the Closing Date) up to US$2,500,000 in the aggregate per fiscal year of SMTC Corporation; (e) loans, advances, investments, purchases, repurchases, guarantees, assumptions, endorsements or responsibilities up to US$250,000 in the aggregate per fiscal year of SMTC Corporation, provided that (i) prior to any such action Total Excess Availability is greater than US$3,000,000 immediately after giving effect to such action or the average Total Excess Availability is greater than US$3,000,000 for the fifteen (15) days immediately preceding such action and (ii) any unused portion of such US$250,000 permitted amount may not be carried over to the next succeeding fiscal year of SMTC Corporation; (f) Agent and Lenders acknowledge that SMTC Corporation and its indirect subsidiary SMTC Asia Limited propose to enter into a joint venture agreement (a draft of which has been provided to Agent and marked “Draft (7): July 7, 2008”) with Alco Holdings Limited and its indirect subsidiary Commusonic Industries Limited pursuant to which the parties thereto will agree to jointly pursue the formation of a company to be located in Hong Kong and named SMTC Alco Limited with its objective being to establish and operate a manufacturing facility in Chang An, Guangdong Province, People’s Republic of China and the Borrowers agree to cause SMTC Asia Limited to provide Agent with such guarantees, and first-ranking security over its property as Agent may request, together with applicable certificates, resolutions and opinions related thereto, all in form and substance satisfactory to Agent in its sole discretion, (g) advances, loans or extensions of credit with respect to the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business, (h) loans to another Borrower, (i) loans to employees and officer of Borrowers in an aggregate amount not to exceed $100,000 at any time.

8.13.           Dividends and Redemptions

No Borrower shall , directly or indirectly, declare or pay any dividends on account of any of its shares now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common shares or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing; provided, however, that (a) a Borrower may pay dividends to SMTC Corporation and/or HTM not to exceed the amount, and to the extent such amount has not already been provided by way of loans or dividends to SMTC Corporation and/or HTM as provided, and for the purposes set forth, in Section 8.12 of this Agreement, required in any fiscal year of SMTC Corporation to allow (i) SMTC Corporation and HTM to pay any tax liability to each non-U.S. federal, state or local jurisdiction in respect of which a consolidated, combined, unitary or affiliated return is filed by SMTC with respect to its investment in SMTC Mex  and (ii) SMTC Corporation and HTM to pay their respective administrative costs (being the legal and audit fees and insurance costs payable by SMTC Corporation on behalf of its Subsidiaries) consistent with past practice up to US$2,500,000 in the aggregate per fiscal year of SMTC Corporation, (b) the Borrowers may take any other action restricted in this Section 8.13 so along as such amount does not exceed $250,000 in any fiscal year and (c) SMTC and HTM to pay franchise taxes and other fees, taxes and expenses required to maintain their corporate existence.

8.14.           Transactions with Affiliates

Except as permitted under this Agreement, no Borrower shall, directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other person affiliated with it, (i) except in the Ordinary Course of Business and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with an unaffiliated person, (ii) transactions permitted under Sections 8.7, 8.11, 8.12 and 8.13 hereof, and (iii) the disposition of Equipment to an Affiliate in an amount not to exceed $100,000 in the aggregate and so long as no Default of Event of Default has occurred or would occur or (b) make any payments of management, consulting or other fees for management or similar services, or of any indebtedness owing to any officer, employee, shareholder, director or other person affiliated with it except reasonable compensation to officers, employees and directors for services rendered to it the ordinary course of business.

8.15.           Intellectual Property

In the event that a Borrower obtains or applies for any material intellectual property rights or obtains any material licenses with respect thereto, it shall immediately notify Agent thereof and shall provide to Agent copies of all written materials including applications and licenses with respect to such intellectual property rights. At Agent’s request, the Borrowers shall promptly execute and deliver to Agent an intellectual property security agreement granting to Agent a perfected Lien in such intellectual property rights in form and substance satisfactory to Required Lenders.

8.16.           Additional Bank Accounts

No Borrower shall , directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Collateral Accounts and the accounts set forth in Schedule 7.8 hereto, except: (a) as to any new or additional Collateral Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Required Lenders and subject to such conditions thereto as Required Lenders may establish, (b) as to any account used by it to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Agent or (c) as may be required under the PNC Financing Agreements.

8.17.           Operation of Pension Plans

(a)           Each Borrower shall provide to Agent (i) as soon as possible and in any event within ten (10) days after a Borrower or any ERISA affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Pension Plan has occurred, (2) any other ERISA Event with respect to any Pension Plan has occurred, or (3) an accumulated funding deficiency has been incurred by  a Borrower or ERISA Affiliate or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the U.S. Tax Code with respect to a Pension Plan, a statement of an officer of the applicable Borrower setting forth the details of such occurrence and the action, if any, which the applicable Borrower or such ERISA Affiliate proposes to take with respect thereto, (ii) promptly and in any event within three (3) days after receipt thereof by the applicable Borrower or any ERISA Affiliate thereof from PBGC, copies of each notice received by the applicable Borrower or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (iii) promptly and in any event within ten (10) days after the filing thereof with the Internal Revenue Service if requested by Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Pension Plan and Multiemployer Plan, (iv) promptly and in any event within ten (10) days after the applicable Borrower or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the U.S. Tax Code has not been made when due with respect to a Pension Plan, notice thereof, (v) promptly and in any event within three (3) days after receipt thereof by a Borrower or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by such  Borrower or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (vi) promptly and in any event within ten (10) days after the applicable Borrower or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined on WARN) to employees, copies of each such notice sent by the applicable Borrower or such ERISA Affiliate thereof.

(b)           Each Borrower shall promptly provide Agent and Lenders with any documentation relating to any of the Pension Plans as Agent and Lenders may reasonably request. The Borrowers shall notify Agent and Lenders within 30 days of (i) a material increase in the liabilities of any of the Pension Plans, (ii) the establishment of a new registered pension plan, and (iii) commencing payment of contributions to a Pension Plan to which it had not previously been contributing.

(c)           Each Borrower shall, and shall cause each of its ERISA Affiliates, to: (i) maintain each Pension Plan in compliance in all material respects with the applicable pension plan texts, funding agreements and the applicable provisions of ERISA, the U.S. Tax Code and other US federal and state law; (ii) cause each Pension Plan which is qualified under Section  401(a) of the U.S. Tax Code to maintain such qualifications; (iii) not terminate any Pension Plans so as to incur any material liability to the Pension Benefit Guaranty Corporation; (iv) not allow or suffer to exist any non-exempt prohibited transaction involving any Pension Plans or any trust created thereunder which would subject the the applicable Borrower, or an ERISA Affiliate, to a material tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the U.S. Tax Code or ERISA; (v) make all required contributions to the Pension Plans which it is obligated to pay under Section 302 of ERISA, Section 412 of the U.S. Tax Code or the terms of the Pension Plans; (vi) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any Pension Plan; or (vii) allow or suffer to exist any occurrence of a Reportable Event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any Pension Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

8.18.           Costs and Expenses

The Borrowers shall pay to Lenders and Agent on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lenders’ and Agent’s rights in the Collateral, this Agreement and the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including PPSA or UCC financing statements and other similar filing and recording fees and taxes, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all insurance premiums, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, if any, and the Payment Accounts, together with Agent’s customary charges and fees with respect thereto; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the Liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lenders and/or Agent arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); and (f) the reasonable fees and disbursements of counsel (including legal assistants) to Lenders and Agent in connection with any of the foregoing.

8.19.           Further Assurances

At the request of Agent at any time and from time to time, each Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the Liens and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of each Borrower representing that all conditions precedent to the making of Loans contained herein are satisfied. In the event of such request by Agent, Lenders shall cease to make any further Loans until Agent, as applicable, has received such certificate and, in addition, Lenders have determined that such conditions are satisfied. Where permitted by law, the each Borrower hereby authorizes Agent to execute and file one or more PPSA, UCC or other financing statements or notices signed only by Agent or its representatives.

8.20.           EBITDA

Each Borrower shall ensure that EBITDA for SMTC Corporation and its Subsidiaries, calculated at the end of each fiscal quarter on a consolidated rolling four (4) fiscal quarter basis and in accordance with GAAP, shall not be less than the amounts set forth in the table below:

End of Fiscal Quarter	TTM EBITDA
7 months cumulative - July 2011	US$2,500,000
8 months cumulative - August 2011	US$3,000,000
9 months cumulative - September 2011	US$3,700,000
10 months cumulative - October 2011	US$4,000,000
11 months cumulative - November 2011	US$4,700,000
12 months cumulative - December 2011	US$6,000,000
12 month trailing - January 2012	US$6,000,000
12 month trailing - February 2012	US$6,200,000
12 month trailing - March 2012	US$6,400,000
12 month trailing - April 2012	US$6,600,000
12 month trailing - May 2012	US$6,800,000
12 month trailing - June 2012	US$7,000,000

It is the intention of the Agent and each Borrower to reset in writing the EBITDA covenant in Section 8.18 hereof by June 30, 2012 based upon a review of results and projections for the 2012 fiscal year and if the Agent and the Borrowers cannot agree on such reset by June 30, 2012, then SMTC Mex shall comply with the Fixed Charge Coverage Ratio in Section 8.22 hereof.

8.21.           Inactive Subsidiaries

Except for SMTC MA, the Borrowers shall not, without the prior written consent of Required Lenders permit, or allow any of their respective Subsidiaries or affiliates to permit, any Inactive Subsidiary to (a) acquire any assets (other than intercompany receivables), (b) incur any liabilities (other than intercompany liabilities) or (c) engage in any material business activities.

8.22.           End of Fiscal Years; Fiscal Quarters

(a)           For financial reporting purposes, each Borrower shall cause its, and each of its Subsidiaries’ and affiliates’, fiscal year to end on January 1st of each year (being the fiscal year end of SMTC Corporation), except for ZF Array for the fiscal year ended December 31, 2011.

(b)           For financial reporting purposes, each Borrower shall cause its, and each of its Subsidiaries or affiliates’, 13 week fiscal periods to end on the same dates of each fiscal period end of SMTC Corporation.

8.23.           Change in Business

No Borrower shall engage in any business other than their respective businesses on the Closing Date and any other business reasonably related, ancillary or complimentary to their respective businesses. Fixed Charge Coverage Ratio

In the event that the Agent and the Borrowers cannot agree to reset in writing the EBITDA covenant in Section 8.20 hereof by June 30, 2012, then the Borrowers shall ensure that SMTC Corporation and its Subsidiaries maintain a Fixed Charge Coverage Ratio of not less than 1.00:1.00 calculated at the end of each fiscal month starting with June 2012 on a consolidating trailing 12 month basis and in accordance with GAAP:

8.24.           Maximum Total Debt

The Borrowers shall ensure that the outstanding Total Debt of SMTC Corporation and its Subsidiaries under this Agreement and Capital Leases shall not exceed the applicable number set forth in the table below times trailing twelve (12) month EBITDA of SMTC Corporation and its Subsidiaries calculated at the end of each month in the table below on a consolidated basis in accordance with GAAP:

End of Month	Maximum Total Debt
September 2011	3.00x
December 2011	3.00x
March 2012	3.00x
June 2012	3.00x

8.25.           Maximum Capital Expenditures

The Borrowers shall ensure that SMTC Corporation and its Subsidiaries do not, directly or indirectly, make or commit to make, whether through purchase, capital leases or otherwise, Capital Expenditures in an aggregate amount in excess of the amounts set forth below calculated on a fiscal year basis at the end of each fiscal year in accordance with GAAP. Fifty (50%) percent of the unused portion of the Capital Expenditure amount set forth below may be carried over for expenditure in the next succeeding fiscal year, however any Capital Expenditure made pursuant to this sentence during any fiscal year shall be deemed made first in respect of amounts permitted for such fiscal year as provided below and second in respect of amounts carried over from the prior fiscal year.

End of Fiscal Year	Maximum Capital Expenditure for Fiscal Year
December 2011	$5,000,000
December 2012	$5,000,000
Thereafter	$5,000,000

8.26.           After Acquired Real Property

If   a Borrower hereafter acquire any Real Property, fixtures or any other property with a fair market value in an amount equal to or greater than US$100,000 (or if a Default or Event of Default has occurred and is continuing, then regardless of the fair market value of such assets), without limiting any other rights of Agent, or duties or obligations of the Borrowers, promptly upon Agent’s request, the Borrowers shall execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as Required Lenders may determine, in form and substance reasonably satisfactory to Required Lenders and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Agent a first and only lien and mortgage on and security interest in such Real

Property, fixtures or other property (except as a Borrower would otherwise be permitted to incur hereunder) and such other agreements, documents and instruments as Required Lenders may require in connection therewith.

SECTION 9.                           EVENTS OF DEFAULT AND REMEDIES

9.1.           Events of Default

The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)           a Borrower (i) fails to pay when due any of the Obligations or (ii) fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements and, with respect to the covenants in Sections 8.6, 8.15, 8.16, 8.17, 8.19 and 8.26 of this Agreement, such failure continues for a period of three (3) Business Days after written notice thereof has been provided by Agent to the Borrowers;

(b)           any representation, warranty or statement of fact made by a Borrower to Lenders and/or Agent in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c)           any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lenders and/or Agent and, except in relation to the payment of monetary obligations pursuant to any guarantee, endorsement or other agreement and the revocation or termination thereof by any such Obligor, such failure continues for a period of three (3) Business Days after written notice thereof has been provided by Agent to such Obligor;

(d)           any judgment for the payment of money is rendered against  a Borrower or any Obligor in excess of US$1,000,000 and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against a Borrower or any Obligor or any of its assets;

(e)           any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or a Borrower or any Obligor, which is a partnership, limited liability company, limited partnership, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

(f)           a Borrower or any Obligor is not Solvent, makes an assignment for the benefit of creditors, proposes to make, makes or sends notice of a bulk sale or calls a meeting of its creditors or principal creditors;

(g)           a petition, case or proceeding under the Bankruptcy Code or any bankruptcy laws of the US or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed or commenced against a Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or a Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h)           a petition, case or proceeding under the Bankruptcy Code or any bankruptcy laws of the US or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed or commenced by  a Borrower or any Obligor for all or any part of its property including if a Borrower or any Obligor shall:

(i)	apply for or consent to the appointment of a receiver, trustee or liquidator of it or of all or a substantial part of its property and assets;

(ii)	be unable, or admit in writing its inability, to pay its debts as they mature, or commit any other act of bankruptcy;

(iii)	make a general assignment for the benefit of creditors;

(iv)	file a voluntary petition or assignment in bankruptcy or a proposal seeking a reorganization, compromise, moratorium or arrangement with its creditors;

(v)
take advantage of any insolvency or other similar law pertaining to arrangements, moratoriums, compromises or reorganizations, or admit the material allegations of a petition or application filed in respect of it in any bankruptcy, reorganization or insolvency proceeding; or

(vi)	take any corporate action for the purpose of effecting any of the foregoing;

(i)           any default by a Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lenders, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lenders, in any case in an amount in excess of US$100,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default (other than a default of a non-material nature as determined by Agent, acting reasonably) by a Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Lenders, which default continues for more than the applicable cure period, if any, with respect thereto;

(j)           any change in Control of a Borrower;

(k)           the indictment or threatened indictment of a Borrower or any Obligor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against a Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of a Borrower or such Obligor;

(l)           the occurrence of a Material Adverse Effect;

(m)           there shall be an event of default (howsoever defined) under any of the other Financing Agreements or PNC Financing Agreements;

(n)           there shall be a breach of or failure (except a breach or failure of a non-material nature as determined by Required Lenders, acting reasonably) to comply with the provisions of any intercreditor agreement or subordination agreement with respect to a Borrower or any Obligor by any party thereto other than Agent or Lenders;

(o)           an ERISA Event shall occur which could not reasonably be expected to result in a Material Adverse Effect or

(p)           any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent and Lenders) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any material provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms.

9.2.           Remedies

(a)           Subject to the Intercreditor Agreement if applicable, at any time an Event of Default has occurred and is continuing, Lenders and Agent shall have all rights and remedies provided to them in this Agreement and the other Financing Agreements, the PPSA, UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by the Borrowers or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. Subject to the Intercreditor Agreement if applicable, all rights, remedies and powers granted to Lenders and Agent hereunder, under any of the other Financing Agreements, the PPSA, UCC or other applicable law, are cumulative, not exclusive and enforceable, in Lender’s or Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by a Borrower of this Agreement or any of the other Financing Agreements. Agent may, at any time or times, proceed directly against a Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

(b)           Without limiting the foregoing and except as provided in paragraph (g) below, at any time an Event of Default has occurred and is continuing, Agent may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Agent (provided, that, upon the occurrence of any Event of Default described in Sections 9.1(g) and 9.1(h), all Obligations  shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral and carry on the business of the a Borrower, (iii) require the applicable Borrower, at the Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iv) collect, foreclose, receive, appropriate, set-off and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Lenders and/or Agent or elsewhere) at such prices or terms as Agent may determine, at its discretion, for cash, upon credit or for future delivery, with Lenders and/or Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of each Borrower, which right or equity of redemption is hereby expressly waived and released by each Borrower, (vii) borrow money and use the Collateral directly or indirectly in carrying on each Borrower’s businesses or as security for loans or advances for any such purposes, (viii) grant extensions of time and other indulgences, take and give up security, accept compositions, grant releases and discharges, and otherwise deal with each Borrower, debtors of each Borrower, sureties and others as Agent may see fit without prejudice to the liability of each Borrower or Agent’s right to hold and realize the security interest created under any Financing Agreement, and/or (ix) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice (or such longer notice as required by applicable law) by Agent to the Borrowers designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and each Borrower waives any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower waives the posting of any bond which might otherwise be required.

(c)           Agent shall apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as set out in Section 5.4, whether or not then due. The Borrowers shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of correction or enforcement including legal costs and expenses.

(d)           Agent may appoint, remove and reappoint any person or persons, including an employee or agent of Lenders and/or Agent to be a receiver (the “Receiver”) which term shall include a receiver and manager of, or agent for, all or any part of the Collateral. Any such Receiver shall, as far as concerns responsibility for his acts, be deemed to be the agent of the Borrowers and not of Lenders or Agent, and Lenders and Agent shall not in any way be responsible for any misconduct, negligence or non-feasance of such Receiver, his employees or agents. Except as otherwise directed by Agent, all money received by such Receiver shall be received in trust for and paid to Agent to be applied in accordance with Section 5.4. Such Receiver shall have all of the powers and rights of Lenders and/or Agent described in this

Section 9.2. Agent may, either directly or through its agents or nominees, exercise any or all powers and rights of a Receiver.

(e)           The Borrowers shall pay all costs, charges and expenses incurred by Lenders and Agent or any Receiver or any nominee or agent of Lenders and Agent, whether directly or for services rendered (including reasonable solicitor’s costs on a solicitor and his own client basis, auditor’s costs, other reasonable legal expenses and Receiver remuneration) in enforcing this Agreement or any other Financing Agreement and in enforcing or collecting Obligations and all such expenses together with any money owing as a result of any borrowing permitted hereby shall be a charge on the proceeds of realization and shall be secured hereby.

SECTION 10.                           JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

10.1.           Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver

(a)           The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York without giving effect to principles of conflicts of laws, but excluding any rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York, except to the extent that the law of another jurisdiction is specified in a Financing Agreement (including the Mexican Security Documents and the Canadian Security Documents) to be the governing law for that Financing Agreement.

(b)           The Borrowers, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of New York County, New York and the United States District Court for the Southern District of New York and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements (other than the Mexican Security Documents and the Canadian Security Documents) or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements (other than the Mexican Security Documents and the Canadian Security Documents) or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any disput with respect to any such matters shall be heard only in the courts described above (except that Lenders and/or Agent shall have the right to bring any action or proceeding against a Borrower or its property in the courts of any other jurisdiction which Lenders or Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce their respective rights against a Borrower or its property).

(c)           To the extent permitted by law, the each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the US mails, or, at Agent’s option, by service upon the Borrowers in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, the Borrowers shall appear in answer to such process, failing which the Borrowers shall be deemed in default and judgment may be entered by Agent against the Borrowers for the amount of the claim and other relief requested.

(d)           EACH BORROWER, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH BORROWER, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE BORROWER, AGENT OR LENDERS MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)           Lenders and/or Agent shall not have any liability to the Borrowers (whether in tort, contract, equity or otherwise) for losses suffered by a Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement or any other Financing Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final judgment or court order binding on Lenders and/or Agent that the losses were the result of acts or omissions constituting bad faith, gross negligence or willful misconduct.

(f)           Each Borrower hereby expressly waives all rights of notice and hearing of any kind prior to the exercise of rights by Agent from and after the occurrence of an Event of Default to repossess the Collateral with judicial process or to replevy, attach or levy upon the Collateral or other security for the Obligations. Subject to applicable law, each Borrower waives the posting of any bond otherwise required of Agent in connection with any judicial process or proceeding to obtain possession of, replevy, attach or levy upon the Collateral or other security for the Obligations, to enforce any judgment or other court order entered in favor of Agent, or to enforce by specific performance, temporary restraining order, preliminary or permanent injunction, this Agreement or any other Financing Agreement.

(g)           The Borrowers: (i) certify that neither Agent or Lenders nor any representative, Agent or attorney acting for or on behalf of Agent or Lenders has represented, expressly or otherwise, that Agent and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 10.1 and elsewhere herein and therein.

10.2.           Waiver of Notices

Each Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonour with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on the Borrowers which Agent may elect to give or shall give at the direction of Required Lenders shall entitle any Borrower to any other or further notice or demand in the same, similar or other circumstances.

10.3.           Amendments and Waivers

(a)           Subject to the second sentence of this Section 10.3(a) and 10.3(c), neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by Required Lenders, and as to amendments and modifications (other than with respect to any provision of Section 12), as also signed by an authorized officer of each Borrower. No amendment, modification, waiver or discharge shall, unless in writing and signed by each Lender directly affected thereby:

(i)	increase the principal amount of a Lender’s Loans or commitments (which action shall be deemed to affect those Lenders whose Loans or commitments are increased);

(ii)	reduce the principal of, rate of interest on or fees payable with respect to a Lender’s Obligations;

(iii)	extend any scheduled payment date or final maturity date of the principal amount of any Obligations of a Lender;

(iv)	waive, forgive, defer, extend or postpone any payment of interest or fees of a Lender;

(v)	release or permit the Borrowers or any Obligor to sell or otherwise dispose of all the Collateral (which action shall be deemed to directly affect all Lenders); and

(vi)	amend or waive this second sentence of Section 10.3(a).

(b)           Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(c)           The consent of Agent, as applicable, shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing

Agreements, in addition to the consent of Required Lenders otherwise required by this Section 10.3.

10.4.           Waiver of Counterclaim

Each Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

10.5.           Indemnification

The Borrowers shall jointly and severally indemnify and hold Lenders and Agent, and their respective directors, Agents, employees and counsel (each, an “Indemnified Person”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees and expenses but excluding all Taxes for which such Lender or the agent is already indemnified, Excluded Taxes and Other Taxes imposed with respect to payments for or on account of any Lender or the Agent under this Agreement) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel; provided, however, that the Borrowers shall not be liable for any indemnification to an Indemnified Person to the extent such losses, claims, damages, liabilities, costs or expenses results from that Indemnified Person’s bad faith, gross negligence or willful misconduct as determined by a final judgment or court order binding on such Indemnified Person (but without limiting the obligations of the Borrowers as to any other Indemnified Person). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, the Borrowers shall pay the maximum portion which it is permitted to pay under applicable law to the Indemnified Persons in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, the Borrowers shall not assert, and each Borrower hereby waive, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 11.                           TERM OF AGREEMENT; MISCELLANEOUS

11.1.           Term

(a)           This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the Maturity Date. Upon the Maturity Date or any other effective date of termination of the Financing Agreements, the Borrowers shall pay to Agent, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Agent in such amounts as Agent determines is necessary to secure Lenders and Agent from loss, cost, damage or expense, including legal fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lenders and/or Agent has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in US Dollars to such bank account of Agent, as Agent may, in its discretion, designate in writing to the Borrowers for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by the Borrowers to the Agent Account are received in such account later than 12:00 noon, Chicago time.

(b)           No termination of this Agreement or the other Financing Agreements shall relieve or discharge the Borrowers of their respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and the rights and remedies of Lenders and/or Agent hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, the each Borrower waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to the Borrowers, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

11.2.           Notices

All notices, requests and demands hereunder shall be in writing and (a) made to Lenders and Agent at their respective addresses set forth below and to the Borrowers at their respective chief executive offices set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by registered mail, return receipt requested, five (5) days after mailing.

(A)           If to Agent or Lender at:

Export Development Canada
150 Slater Street
Ottawa, ON, K1A 1K3
Attention: Loans Services
Facsimile: (613) 598-2514

With a copy to:

Export Development Canada
150 Slater Street
Ottawa, ON, K1A 1K3
Attention: Asset Management / Covenants Officer
Facsimile: (613) 598-3186

(B)           If to Borrowers:

SMTC Corporation
635 Hood Road
Markham, Ontario, L3R 4N6
Attention: Greg Gaba
Telephone (905) 413-1298
Facsimile: (905) 479-5326

With a copy to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199
Attention: David A. McKay, Esq.
Telephone: 617-951-7425
Facsimile: 617-235-0074

11.3.           Partial Invalidity

If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

11.4.           Successors and Assignment

(a)           This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, except that the no Borrower may assign their respective rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders.

(b)           Intentionally Deleted.

(c)           Each Lender may sell, assign, sub-participate or otherwise transfer its rights under this Agreement and the other Financing Agreements to any Person and such Person shall have, to the extent of such sale, assignment, sub-participation and transfer the same rights and benefits as it would have it would have if it were a Lender hereunder except as provided by the terms of such sale, assignment, sub-participation or transfer; provided, however, that, (i) a Lenders shall not sell or assign such rights without the prior written consent of Agent (which consent may not be unreasonably withheld or delayed and which consent shall not be required in connection with any sale, assignment, sub-participation or transfer to an affiliate of such Lender or an Approved Fund) and (ii) prior notice thereof is provided to the Borrowers (except with respect to sales, assignments or transfers to affiliates of Lender or an Approved Fund or sub-participations provided that (1) the Borrowers may continue to deal solely and directly with such Lender until such notice has been delivered to the Borrowers and (2) the failure of such Lender to notify the Borrowers of such sale, assignment, sub-participation or transfer shall not affect the legality, validity or binding effect of such sale, assignment, sub-participation or transfer which shall be effective on the date such sale, assignment, sub-participation or transfer is recorded in the Register).

(d)           Any Lender may pledge or grant a security interest in its rights under this Agreement and the Other Financing Agreements to any Person; provided, however, that such pledge or grant of security interest shall not (A) release such Lender from any of its obligations hereunder or (B) substitute any such pledgee or grantee for such Lender as a party hereto unless such Lender complies with Sections 11.4(b) and 11.4(c) above, as applicable.

(e)           Agent shall, on behalf of and acting solely for this purpose as the non-fiduciary Agent of the Borrowers, maintain a register of the names and addresses of Lenders and the principal amount (and stated interest thereon) of their respective Loans or commitments (the “Register”) and Lenders shall advise Agent accordingly so that Agent can maintain an updated and current Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Obligors, Agent and Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f)           An obligation under this Agreement or any other Financing Agreement may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Any assignment or sale of all or part of such Obligations may be effected only by registration of such assignment or sale on the Register. Prior to the registration of assignment or sale of any Obligations, Agent and Borrowers shall treat the Person in whose name such Loan is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the event that any Lender sells participations in an Obligation, the selling Lender shall maintain a register on which it enters the name of all participants in the Obligation (the “Participant Register”) and the principal amount (and stated interest thereon) of the portion of the Obligation which is the subject of the participation. An Obligation may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Obligation may be effected only by the registration of such participation on the Participant Register.  Any Participant Register shall be available for inspection by Borrowers at any reasonable time and from time to time upon reasonable prior written notice.

(g)           The Borrowers agree that each participant shall be entitled to the benefits of Section 2.5 of this Agreement with respect to its participation in any portion of the Loans.

11.5.           Entire Agreement

This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto and thereto, and supersede all other prior written agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof and thereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

11.6.           Headings

The division of this Agreement into Sections and the insertion of headings and a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

11.7.           Judgment Currency

To the extent permitted by applicable law, the obligations of the Borrowers in respect of any amount due under this Agreement shall, notwithstanding any payment in any other currency (the “Other Currency”) (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (the “Agreed Currency”) that Agent may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which Agent receives the payment. If the amount in the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, the Borrowers shall pay all additional amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall. Any obligations of the Borrowers not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided in this Section, continue in full force and effect.

11.8.           Interpretative Provisions

(a)           All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b)           All financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of SMTC Corporation most recently received by Agent and Agent prior to the Closing Date. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is not only unqualified but also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

(c)           Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(d)           The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)           This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(f)           This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to all parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or Lenders’ involvement in their preparation.

11.9.           Counterparts

This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

11.10.           Treatment of Certain Information; Confidentiality

The Agent agrees with the Borrowers that it  will use its reasonable efforts to keep confidential and not to disclose any non-public information supplied to it and marked as such by the Borrowers in connection with this Agreement, provided that nothing herein shall limit the disclosure by the Agent of any such information: (a) to the extent required by statute, rule, regulation or judicial process or by Canada's or the Agent’s  international commitments, including in relation to the WTO Subsidies and Countervailing Measures Agreement; (b) to counsel for the Agent; (c) to bank examiners, auditors, consultants or accountants; (d) in connection with any litigation relating to this Agreement or the transactions contemplated hereby to which the Agent or a Lender is a party; or (e) to proposed participants in, and assigns of, the Agent’s or a Lender’s rights and benefits hereunder or to successors of the Agent and a Lender.

11.11.           Disclosure

Notwithstanding anything to the contrary herein, the Borrowers agree to Agent's disclosure to the public, following the date of this Agreement, of the following information: the name of each Borrower, Agent financial service provided and date of related agreement, a general description of the Transactions (including country) and the amount of Agent support in an approximate dollar range.

SECTION 12.                           THE AGENT

12.1.           Appointment, Powers and Immunities

Each Lender irrevocably designates, appoints and authorizes EDC to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. and Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by  a Borrower or any Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own bad faith, gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Agent may employ Agents and attorneys-in-fact and delegate its obligations hereunder to such Agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such Agents or attorneys-in-fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to it shall have been delivered to and acknowledged by it.

12.2.           Reliance By Agent

                                Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by it. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by Required Lenders, and such instructions of Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3.           Events of Default

(a)           Agent shall not be deemed to have knowledge or notice of the occurrence of and continuance of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until it has received written notice from a Lender, or the Borrowers specifying such Default or Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Agent receives such a Notice of Default or Failure of Condition, Agent, as the case may be, shall give prompt notice thereof to Lenders. Agent shall (subject to Sections 9.2(d) and 12.7) take such action with respect to any such Default or Event of Default or failure of condition precedent as it shall be directed by Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action with respect to or by reasons of such Default, Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders.

(b)           Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Collateral.

12.4.           Agent in its Individual Capacity

With respect to the Loans made by EDC and any successor acting as Agent, so long as EDC shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include EDC, as the case may be, in its individual capacity as Lender hereunder. Each of EDC (and any successor acting as Agent) and its affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with a Borrower and any Obligor (and any of their respective Subsidiaries or affiliates) as if it were not acting as Agent, and EDC and its affiliates may accept fees and other consideration from a Borrower, any Obligor and any of their respective Subsidiaries and affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5.           Indemnification

                                 Lenders agree to indemnify Agent (to the extent not reimbursed by the Borrowers hereunder and without limiting any obligations of the Borrowers hereunder) ratably, in accordance with their pro rata shares of the Term Loans and commitments, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (other than with respect to Taxes, Excluded Taxes, and Other Taxes, which shall be governed exclusively by Section 2.5 hereof) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the  bad faith, gross negligence or willful misconduct of the party to be indemnified as determined by a final judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6.           Non-Reliance on Agent and Other Lenders

Each Lender agrees that it has, independently and without reliance on Agent or other Lenders, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrowers and Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements and PNC Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by the Borrowers or any Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrowers or any Obligor. Agent will use reasonable efforts to provide Lenders with any information received by it from the Borrowers or any Obligor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by it from the Borrowers or any Lender; provided, that, it shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to its own bad faith, gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

12.7.           Failure to Act

Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent, as the case may be, shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

                 12.8.           Concerning the Collateral and the Related Financing Agreements

Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Lender agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all Lenders.

12.9.           Intentionally Deleted.

12.10.           Collateral Matters

(a)           Intentionally Deleted.

(b)           Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof; or (ii) to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans and other Obligations; provided, that, the aggregate principal amount of the Special Agent Advances shall not exceed US$2,150,000. Special Agent Advances shall be repayable on demand and be secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder.

(c)           Intentionally Deleted.

(d)           Intentionally Deleted.

(e)           Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by the applicable Borrower or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given its own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

12.11.           Intercreditor Agreement. THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THE INTERCREDITOR AGREEMENT HAS BEEN EXECUTED BY AND BETWEEN PNC AND AGENT AND THAT ALL OF THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO ARE SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS SET FORTH IN THE INTERCREDITOR AGREEMENT TO THE EXTENT SUCH ITNERCREDITOR AGREEMENT IS IN FULL FORCE AND EFFECT.

12.12.           Successor Agent

Agent may resign as Agent upon forty-five (45) days’ notice to Lenders and the Borrowers. If Agent resigns under this Agreement, Required Lenders shall appoint a successor Agent for Lenders after consultation with the Borrowers. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and the Borrowers, a successor Agent. Upon the acceptance by the person so selected of its appointment as successor Agent hereunder, such successor Agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor Agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is forty-five (45) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as Required Lenders appoint a successor Agent as provided for above.

12.13.           Joint and Several

The Borrowers hereto declare themselves to be bound jointly and severally with one another with respect to the fulfillment of all of the obligations, terms and conditions of this Agreement and hereby renounce their benefits of division and discussion.

12.14.           Successor Agent

Agent may resign as Agent upon forty-five (45) days’ notice to Lenders and the Borrowers. If Agent resigns under this Agreement, Required Lenders shall appoint a successor Agent for Lenders after received consent from Borrowers, which shall not be unreasonably withheld, conditioned or delayed. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and the Borrowers, a successor Agent. Upon the acceptance by the person so selected of its appointment as successor Agent hereunder, such successor Agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor Agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is forty-five (45) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as Required Lenders appoint a successor Agent as provided for above.

SECTION 13.                                ACKNOWLEDGEMENT AND RESTATEMENT

13.1.           Existing Obligations

Each Borrower hereby acknowledges, confirms and agrees that the Borrowers are indebted to Agent and Lenders for outstanding loans and advances to the Borrowers under the Second Amended and Restated US Loan Agreement, together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by the Borrowers to Agent and Lender to the extent set forth in the Second Amended and Restated US Loan Agreement, without offset, defense or counterclaim of any kind, nature or description whatsoever.

13.2.           Amendment and Restatement

From the Closing Date, this Agreement is and shall for all purposes be deemed to be an amendment and restatement of the provisions of the Second Amended and Restated US

Loan Agreement and shall, from the Closing Date supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties relating to the subject matter hereof and entered into prior to the date of this Agreement, and all Loans outstanding under the Second Amended and Restated US Loan Agreement shall continue as Loans outstanding under this Agreement subject to the terms and conditions of this Agreement.  This Agreement does not constitute a novation of the Second Amended and Restated US Loan Agreement.  Prior to the Closing Date, the Second Amended and Restated US Loan Agreement shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, Agent, Lender, and the Borrowers have caused this Agreement to be duly executed as of the day and year first above written.

LENDER AND AGENT

EXPORT DEVELOPMENT CANADA

By: /s/ Anne-Marie Gagnon
Name:  Anne-Marie Gagnon
Title:  Asset Manager

By:___________________
Name:
Title:

Address:
150 Slater Street
Ottawa, ON
K1A 1K3
Attention: Loans Services
Facsimile: (613) 598-2514

BORROWER SMTC MEX HOLDINGS, INC. By: /s/ Alex Walker Name: Alex Walker Title: President Address: 635 Hood Road Markham, Ontario Canada, L3R 4N6 Fax No: (905) 479-5326
SMTC MANUFACTURING CORPORATION OF MASSACHUSETTS By: /s/ Alex Walker Name: Alex Walker Title: President Address: 635 Hood Road Markham, Ontario Canada, L3R 4N6 Fax No: (905) 479-5326